Exhibit 2.1

Share purchase agreement regarding all shares in LOVOO GmbH

[as recorded by a German public notary
at Frankfurt am Main, Germany on 18 September 2017]

DB1/ 93370130.5

TABLE OF CONTENTS

Clause        Page

DB1/ 93370130.5

Share purchase agreement relating to all shares in LOVOO GmbH
Parties:

(1)
BAWOGO Ventures GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany, with business address at Prager Str. 10, 01069 Dresden, Federal Republic of Germany, registered with the commercial register of the lower court (Amtsgericht) of Dresden, Germany, under registration no. HRA 8851 (the Seller)

(2)
Lindentor 299. V V GmbH (to be renamed TMG Holding Germany GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with business address at Gontardstrasse 11, 4th Floor, 10178 Berlin, Germany, registered with the commercial register of the lower court (Amtsgericht) of Charlottenburg, Germany, under registration no. HRB 186988 B (the Purchaser)

(3)	The Seller’s guarantors (as listed in Exhibit A) (the Seller Guarantors)

(4)	The Meet Group, Inc., a business corporation organized under the laws of Delaware, USA, with business address at 100 Union Square Drive, New Hope, PA 18938, USA (the Purchaser Guarantor)

(the Seller, the Purchaser, the Seller Guarantors and the Purchaser Guarantor are collectively referred to as the Parties and individually as a Party)

Words and expressions used in this Agreement shall be interpreted in accordance with Clause 24 and Exhibit B.

Whereas

(A)	The Seller is the sole legal and beneficial shareholder of LOVOO GmbH.

(B)
LOVOO GmbH is engaged in the business of development, building and operation of online dating platforms and mobile applications for dating as further described in Exhibit C (the Lovoo Business Operations).

(C)	The Purchaser is the wholly-owned German holding company of the Purchaser Guarantor.

(D)	The Seller intends to sell to the Purchaser the shares it holds in LOVOO GmbH. The Purchaser intends to purchase these shares.

(E)
The Seller Guarantors are the indirect equity owners of LOVOO GmbH and are Parties to this Agreement for purposes of, inter alia, securing the fulfilment of certain obligations of the Seller under this Agreement.

It is agreed:

DB1/ 93370130.5

1.	Corporate status

1.1	LOVOO GmbH

1.1.1
LOVOO GmbH (hereinafter the Company) is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with business address at Prager Str. 10, 01069 Dresden, Federal Republic of Germany, having its registered seat in Dresden, Germany and registered in the commercial register (Handelsregister) of the lower court (Amtsgericht) of Dresden under registration no. HRB 31175.

1.1.2	The registered share capital (Stammkapital) of the Company amounts to EUR 25,000 and is divided into the following shares, all of which are held by the Seller:

(a)	four shares with a par value (Nennbetrag) of EUR 5,000 each (consecutive no. 1 to 4 pursuant the shareholder list on file with the commercial register of the Company dated December 8, 2016); and

(b)	four shares with a par value (Nennbetrag) of EUR 1,250 each (consecutive no. 5 to 8 pursuant to the shareholder list on file with the commercial register of the Company dated December 8, 2016.
In this Agreement, all shares which the Seller holds in the Company are collectively referred to as the Shares, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Company correspond to the aforementioned details.

1.1.3
In the shareholder list dated December 8, 2016 on file with the commercial register for the Company, the Seller is recorded as the holder of the Shares. No objection (Widerspruch) has been lodged against the shareholder list.

1.2	Subsidiary

1.2.1
The Company holds all shares of stock in LOVOO, Inc., a stock corporation organized under the laws of California, USA, with business address at 720 University Ave Ste 100, Palo Alto, A 94301, USA (the Subsidiary). The stock capital of the Subsidiary amounts to USD 100.00 and is divided into 100,000 shares of stock at a par value of USD 0.001 (the Subsidiary Shares), all of which are held by the Company.

1.2.2	The Subsidiary and the Company are also collectively referred to as Lovoo Companies or Lovoo Group.

2.	Sale and purchase of the Shares

2.1	Sale and purchase of the Shares
The Seller hereby sells the Shares to the Purchaser upon the terms and conditions of this Agreement, and the Purchaser hereby purchases and accepts such sale of the Shares.

DB1/ 93370130.5

The sale and purchase of the Shares hereunder shall include all claims and other rights pertaining to the Shares, including, without limitation, the right to receive dividends which have not yet been distributed prior to the date of this Agreement.

2.2	Effective Date
The Effective Date for purposes of calculating the Purchase Price shall be 12 midnight CET (24.00 CET) on the Closing Date.

2.3	Separate assignment
Title to the Shares shall pass not by means of this Agreement, but rather by way of a separate assignment agreement to be formally recorded (beurkundet) by a civil law notary in accordance with Clause 7.5.1(h) on the Closing Date.

2.4	Consent of the Company and the Seller
Waiving all requirements as to notice and form, the Seller hereby convenes an extraordinary shareholders’ meeting (Gesellschafterversammlung) of the Company and approves the transfer and assignment of the Shares by the Seller to Purchaser as set forth in Section 2.1 and 2.3.  The Seller and the Company hereby waive any rights they may have in relation to the transfer and assignment of the Shares as set forth in Section 2.1 and 2.3 and all other transactions contemplated by this Agreement (Transactions).  By way of precaution, Company has declared its approval of the Transactions by declaration, a copy of which is attached to this deed as Exhibit 2.4 a. The meeting of partners of the Seller (including the general partner and all limited partners (Kommanditisten) of the Seller) have already consented to the sale and assignment of the Shares and all other transactions contemplated by this Agreement. A copy of the partners' resolution of the Seller is attached hereto as Exhibit 2.4 b.

3.	Settlement of External Debt, Intercompany Debt and Shareholder Debt

3.1	Settlement of External Debt Financing of the Company

3.1.1
The Company as borrower is party to a EUR 20,000,000 loan agreement with Larmant LLC as lender (the External Loan Agreement). As of the Signing Date, the outstanding balance of the principal amount under the External Loan Agreement amounts to EUR 17,000,000 and the outstanding interest amounts to EUR 510,000,00 (as of September 30, 2017).

3.1.2	The debt under the External Loan Agreement is secured by certain security interests granted by the Company as set forth in further detail in Schedule 3.1.2 (the External Debt Collateral).

3.1.3
The Purchaser is aware and acknowledges that it has to provide financing to the Company latest on the Closing Date in order to allow the Company to pay to Larmant LLC the existing debt (including accrued interests and any other payment obligations) under the External Loan Agreement outstanding at the Closing Date (the Loan Repayment

DB1/ 93370130.5

Amount). The Parties agree that the Purchaser will, at the Closing Date, pay the Loan Repayment Amount (via the Paying Agent) to Larmant LLC on behalf of the Company. The Loan Repayment Amount shall be deducted from the Purchase Price as an item constituting Financial Debt pursuant to Clause 5.1(b).

3.1.4
The Seller shall deliver to the Purchaser no later than five (5) Banking Days prior to the Scheduled Closing Date a customary pay-off and release agreement (the Release Agreement) reasonably acceptable to the Purchaser and fully executed by the Company and Larmant LLC in respect of the Loan Repayment Amount and the External Debt Collateral.

The Release Agreement shall pursuant to its terms and conditions provide for the irrevocable and unconditional release and/or re-transfer at Closing of the security interests constituting the External Debt Collateral to the Company. The effectiveness of the Release Agreement (including, for the avoidance of doubt, the effectiveness of the release and/or re-transfer of the security interests constituting the External Debt Collateral to the Company) shall only be subject to the payment of the Loan Repayment Amount to Larmant LLC and other reasonable balanced provisions that the applicable parties (including the Purchaser, acting reasonably) will mutually agree on.

3.1.5
The Seller shall ensure that the Purchaser is kept informed and shall fully cooperate in good faith, and shall procure that the Company will fully cooperate in good faith, with the Purchaser, which shall itself fully cooperate in good faith with the Seller, in the Seller coordinating with Larmant LLC for the purpose of (A) the determination of the Loan Repayment Amount, (B) the agreement on the Release Agreement and (C) the delivery of any confirmations required for the release of the External Debt Collateral.

3.1.6
As soon as practicable after the date hereof, the Seller shall grant and procure that any Lovoo Company grants to the Purchaser, its providers of debt finance and its and their respective advisors reasonable access to all information and management as well as any other assistance and cooperation that is reasonably requested by the Purchaser in connection with the syndication of the debt financing of the transactions contemplated in this Agreement, and any rating required in respect of such financing arrangement. This shall, in particular, include (i) furnishing the Purchaser and providers of debt finance as promptly as practicable with all documents and information to the extent available and reasonably requested by the Purchaser and its providers of debt finance to know-your-client process reasonably required in regard of the Lovoo Companies or the Lovoo Business Operations and such other assistance as may reasonably be requested by the Purchaser in connection with the syndication of the debt financing (including assisting with the preparation of any information memorandum), (ii) upon reasonable advance notice and at reasonable times, causing relevant members of management to participate in a reasonable number of meetings and presentations regarding the Lovoo Companies or the Lovoo Business Operations (including with potential syndicate lenders and rating agencies) and (iii) facilitating the structuring and preparation of a collateral package in connection with the debt financing, provided, however, that nothing in this Clause 3.1.6

DB1/ 93370130.5

shall require any cooperation to the extent that it would unreasonably interfere with the Lovoo Business Operations.

3.2	Settlement of Intercompany Loan between the Company and the Seller
The Company as lender has entered into a EUR 3,800,000 loan agreement dated December 8, 2016 with the Seller as borrower (the Intercompany Loan Agreement). As of the Signing Date, the outstanding principal amount under the Intercompany Loan Agreement amounts to EUR 3,800,000 and the outstanding accrued interest amounts to EUR 98,800,00 (as of September 18, 2017). The Seller shall notify to the Purchaser not later than (5) Banking Days prior to the Scheduled Closing Date the outstanding debt (including accrued interest) payable under the Intercompany Loan Agreement at Closing (such amount being payable at Closing hereinafter the Intercompany Debt). The Parties agree that the Purchaser will at Closing pay the Intercompany Debt (via the Paying Agent) to the Company on behalf of the Seller in accordance with Clauses 7.5.1(i) and 7.5.1(j) in order to fully repay the outstanding debt under the Intercompany Loan Agreement to the Company.

3.3	Settlement of further Company Loans between the Company and its indirect shareholders
The Company as lender has entered into the following loan agreements with certain of its indirect shareholders as borrower (the Company Loan Agreements):

Borrower	Original pay-out date of the respective loan	Outstanding Loan Amount
Bak Venture GmbH	15 December 2016	EUR 55,000.00
Björn Bak Holding GmbH	8 December 2016	EUR 300,000.00
Björn Bak Holding GmbH	15 December 2016	EUR 55,000.00
David Wolter Holding GmbH	15 December 2016	EUR 55,000.00
Innoshare GmbH	8 December 2016	EUR 300,000.00
Innoshare GmbH	15 December 2016	EUR 55,000.00
TOTAL AMOUNT:		EUR 820,000.00

As of the Signing Date, the sum of the outstanding principal amounts under the Company Loan Agreements amounts to EUR 820,000 and the sum of the outstanding accrued interest amounts to EUR 21,783.34 (as of September 18, 2017). The Seller shall notify to the Purchaser not later than (5) Banking Days prior to the Scheduled Closing Date the respective outstanding debt (including accrued interest) payable under each of the Company Loan Agreements at Closing (such amount being payable at Closing hereinafter the Shareholder Debt). The Parties agree that the Purchaser will at Closing pay the Shareholder Debt (via the Paying Agent) to the Company on behalf of the respective indirect shareholders of the Company in accordance with 7.5.1(i) and 7.5.1

DB1/ 93370130.5

(j) in order to fully repay the outstanding debt under the Company Loan Agreements to the Company.

3.4	No other loan agreements

No Lovoo Company is currently party, as lender, borrower, guarantor, or in any other function/capacity to any loan agreement or credit facility other than the External Loan Agreement, the Intercompany Loan Agreement and the Company Loan Agreements.

4.	Payment on Virtual Shares and Certain Bonus Commitments

4.1.1
The Company provides for certain virtual share option plans with certain of its employees, and in connection with the Closing certain payments to the holders of participating virtual shares arising under the respective virtual share option plans will become due for payment by the Company.

4.1.2
On the Closing Date, the payments set forth on Schedule 4.1.2 (in sum, the Virtual Share Plan 1 Amount) will become due for payment by the Company to the holders of participating virtual shares as set forth on said Schedule arising under the virtual share option plan dated 2 June 2013 (as amended) (the Virtual Share Plan 1) (less any applicable payroll, income tax, or other withholding taxes). The Seller shall update the respective payment amounts set forth Schedule 4.1.2 as necessary to make them current as of the Closing Date.

4.1.3
On the Closing Date, the payments set forth on Schedule 4.1.3 (in sum, the Virtual Share Plan 2 Amount) will become due for payment by the Company to the holders of participating virtual shares as set forth on said Schedule arising under the virtual share option plan dated 17 February 2017 (as amended) (the Virtual Share Plan 2, together with the Virtual Share Plan 1, the Virtual Share Plans) (less any applicable payroll, income tax, or other withholding taxes). The Seller shall update the respective payment amounts set forth Schedule 4.1.3 as necessary to make them current as of the Closing Date.

4.1.4
On the Closing Date, the payments set forth on Schedule 4.1.4 (in sum, the Bonus Commitments Amount) will become due for payment by the Company to the beneficiaries as set forth on said Schedule arising under the bonus commitments (the Bonus Commitments) (less any applicable payroll, income tax, or other withholding taxes). The Seller shall update the respective payment amounts set forth Schedule 4.1.4 as necessary to make them current as of the Closing Date.

4.1.5
The Parties agree that the Purchaser will at Closing pay to the Company (via the Paying Agent) (i) the sum of Virtual Share Plan Amount 1 and the Virtual Share Plan Amount 2 (the Virtual Share Amount) in accordance with Clause 7.5.1(i) in order to enable the Company to fulfill its payment obligations under the Virtual Share Plan 1 and Virtual Share Plan 2 and (ii) the Bonus Commitments Amount in accordance with Clause 7.5.1(i) in order to enable the Company to fulfill its payment obligations under Bonus

DB1/ 93370130.5

Commitment. The Virtual Share Amount and the Bonus Commitment Amount shall each be deducted from the Purchase Price as an item constituting Financial Debt pursuant to Clause 5.1(b).

4.1.6
On the Closing Date, the Seller will ensure that the Company effects the payments due to the holders of participating virtual company shares under the Virtual Share Plan 1 and Virtual Share Plan 2 as well as the payment due to the beneficiaries under the Bonus Commitments.

5.	Purchase Price

5.1	Purchase Price
The purchase price for the Shares (the Purchase Price) shall be the amount which is equal to:

(a)
USD 65,000,000 (in words: sixty-five million U.S. Dollars) plus a lump sum payment of USD 400,000 (in words: four hundred thousand U.S. Dollars) for interest accruing thereon as from the Signing Date through the Closing Date (the Enterprise Value)

(b)	less the aggregate of the Financial Debt,

(c)	plus the aggregate of the Cash,

(d)
less any possible shortfall or plus any possible surplus in Working Capital; the shortfall to be deducted is the amount by which the Working Capital falls short of USD 2,500,000. The surplus amount to be added is the amount by which the Working Capital exceeds USD 2,500,000, in each case of (b) through (d) as of the Effective Date.
The items described in (b) through (d) shall each be set at the amounts with which they are shown in the Effective Date Accounts (and then be converted into USD in accordance with Clause 5.4.1).

5.2	Estimated Purchase Price

5.2.1
As of the date of this Agreement, the Parties assess the Financial Debt, the Cash and the Net Working Capital per the Scheduled Closing Date each at the values set forth in Schedule 5.2.1 and, based thereon, estimate the Purchase Price at USD 59,448,690.55 (the Estimated Purchase Price) as per the Scheduled Closing Date.

5.2.2
The Estimated Purchase Price shall, subject to the Escrow Amount pursuant to Clause 5.5.1, form the basis for the consideration to be paid by the Purchaser to the Seller at the Closing Date pursuant to Clause 7.5.1(j).

DB1/ 93370130.5

5.3	Purchase Price Adjustment

5.3.1
In the event that the final Purchase Price determined pursuant to Clause 8 (i) exceeds or (ii) falls short of the Estimated Purchase Price, subject in each case to the Escrow Amount pursuant to Clause 5.5.1, then the difference (the Purchase Price Adjustment) must be paid within ten (10) Banking Days after the final Purchase Price determined pursuant to Clause 8 has become binding, in the event of (i) by the Purchaser and in the event of (ii) by the Seller to the respective other Party.

5.3.2
Before the preliminary calculations become binding in accordance with Clause 8, the Parties must make advance payments on the Purchase Price Adjustment within ten (10) Banking Days, as soon as and to the extent that their obligation to pay a Purchase Price Adjustment is undisputed. To the extent the Seller fails to pay such undisputed amount within such period, the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay such amount from Escrow Amount 1 to the Purchaser.

5.4	Payment terms and Currency Exchange Rate

5.4.1
Any payments under or in connection with this Agreement shall be made in USD. If at any time it is necessary to convert any amounts expressed in EUR (or in another currency) into USD, the exchange rate to be used shall be the exchange rate quoted by The Wall Street Journal one (1) Banking Day prior to the date conversion is required.

5.4.2
Payments by the Purchaser to the Seller based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchaser in USD via bank transfer, free of charges and fees, in cleared and immediately available funds, with same day value to the following account of the Seller set forth on Schedule 5.4.2 (Seller’s Account).

5.4.3
Payments by the Seller to the Purchaser based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Seller in USD via bank transfer, free of charges and fees, in cleared and immediately available funds, with same day value to the following account of the Purchaser set forth on Schedule 5.4.3 (Purchaser’s Account).

5.4.4
Payments to the Company based on this Agreement must, except as otherwise provided in this Agreement, be paid in USD via bank transfer, free of charges and fees, in cleared and immediately available funds, with same day value to the following account of the Company set forth on Schedule 5.4.4 (Company’s Account).

5.5	Escrow Amount

5.5.1
The Purchaser shall withhold the Escrow Amount from the Payment of the Estimated Purchase Price and the payment of the final Purchase Price (as determined in accordance with Clause 8). At the Closing, in accordance with the Escrow Agreement, the Purchaser shall deposit or cause to be deposited the Escrow Amount with the Escrow Agent. The Escrow Amount 1 shall serve as a source of funding to secure any claims of Purchaser under this Agreement and the transactions contemplated therein (including, in particular, any claims under Clause 5.3 and for indemnification of claims for all Seller Guarantees

DB1/ 93370130.5

(including any Fundamental Seller Guarantees) as well as and for specific indemnification in accordance with Clause 12 and 13). The Escrow Amount 2 shall serve as an additional security for indemnification of claims for Fundamental Seller Guarantees and for specific indemnification in accordance with Clause 12 and 13. The Escrow Amount, as may be increased from time to time by interest accruing thereon if applicable and as reduced from time to time by any amounts paid out to the Purchaser from the Escrow Amount (the Escrow Fund), will be maintained by the Escrow Agent, whereby the Escrow Amount 1 shall be maintained until the Escrow Release Date 1 and the Escrow Amount 2 shall be maintained until the Escrow Release Date 2. Any time there is a claim of the Purchaser covered by the Escrow Amount 2, such claim of the Purchaser shall in the first instance be debited against the Escrow Amount 2, and (only after there are no more funds available under the Escrow Amount 2) in the second instance against the Escrow Amount 1. The costs of the Escrow Agent and the maintenance of the Escrow Fund shall be borne by the Purchaser.

5.5.2
The Purchaser is not obligated to instruct the Escrow Agent to pay the Escrow Fund to the Seller on the Escrow Release Date 1 / the Escrow Release Date 2 (as applicable) if and to the extent to which it has notified the Seller prior to the Escrow Release Date 1 / the Escrow Release Date 2 (as applicable) by written Notice (which Notice, for the avoidance of doubt, shall be governed by this Agreement, and not the Escrow Agreement) that it is asserting a claim against the Seller under this Agreement and such claim remains unresolved for any reason (including it is being disputed by the Seller).

5.5.3
If the competent arbitration tribunal (in accordance with Clause 23.2) decides without further recourse that the Purchaser is not entitled to the claim notified by it, then the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay the corresponding amount from the Escrow Fund to the Seller, unless, the Purchaser can refuse to make such payment under reference to Clause 5.5.2 for any other claim it provides notice of.

5.5.4
If the Seller acknowledges the claim notified by the Purchaser or if the competent arbitration tribunal (in accordance with Clause 23.2) decides without further recourse that the Purchaser is entitled to the claim notified by it, then the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay the amount of Purchaser’s claim to Purchaser.

5.6	Paying Agent
Prior to the Closing Date, the Purchaser shall or shall cause the Purchaser Guarantor to designate JPMorgan Chase Bank, N.A. to act as agent (Paying Agent) for the payment of the payment to be effected as of the Closing with respect to the Shares held by the Seller as of immediately prior to the Closing Date as well as certain third party payments, and shall prior to the Closing Date enter or cause the Purchaser Guarantor to enter into an agreement with the Paying Agent in a form reasonably acceptable to the Purchaser (Paying Agency Agreement). The costs of the Paying Agent’s services under and in connection with this Agreement shall be borne by the Purchaser.

DB1/ 93370130.5

6.	Earn-out

6.1	Earn-out Trigger
The Seller shall be entitled to an additional consideration of up to USD 5,000,000 (in words: five million U.S. Dollars) (the Earn-out) as further specified in Clause 6.2, provided that the Company achieves the Earn-out Hurdle. Adjusted EBITDA shall mean the earnings of Company before interest, taxes, stock compensation, depreciations and amortization as of 31 December 2017 and as adjusted for any measures taken by the Purchaser or the Company after Closing not contemplated pursuant to any business planning relating to the Company prior to Closing by the Company or the Seller, or which would not otherwise occur but for this Agreement and the transactions contemplated therein and their anticipation by the Company, including salary and wage raises such as retention and other bonuses.

6.2	Earn-out Entitlement
The Seller’s entitlement to the Earn-out, provided that the Earn-out Hurdle has been achieved, shall be as set forth on Schedule 6.1.

6.3	Determination of Earn-out Amount
The Parties agree that (i) whether or not the Earn-out Hurdle has been achieved and, if applicable, (ii) the amount payable as Earn-Out, shall be determined as follows:

(a)
Purchaser shall use best efforts to cause Company to prepare and deliver to Seller latest by March 31, 2018 (i) a final draft version of the Company’s financial statements as of December 31, 2017 (including a balance sheet and profit and loss accounts) (Proposed Financial Statements 2017) along with (ii) a written computation by Company of its achievement of (or failure to achieve) the Earn-out Hurdle and, if applicable, the amount payable as Earn-Out (Proposed Earn-Out Hurdle Achievement Notice). The Proposed Financial Statements 2017 shall be prepared in accordance with IFRS in a manner consistent with past custom and practice at the Company.

(b)
Purchaser shall, and shall cause Company to, provide Seller (and Seller’s and the respective directors, officers, employees, representatives, advisors, auditors and counsel (Seller’s Representatives) with reasonable access during normal business hours upon reasonable advance notice to Company’s books, records and other information (and where requested by Seller copies thereof), assets, premises, directors, officers, employees, representatives, advisors, auditors and counsel (such access to include access to the working papers of Company and where requested by Seller copies thereof) relating to the Proposed Financial Statements 2017 and the Proposed Earn-Out Hurdle Achievement Notice) for purposes of Seller’s review of the contents of the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice as well as for purposes of the Accounting Expert proceedings pursuant to (d) below. Purchaser

DB1/ 93370130.5

shall, and shall cause Company to, comprehensively cooperate with Seller’s Representatives as reasonably requested by Seller for purposes of such review.

(c)
Within one (1) month following the delivery by Company to Seller of the Proposed Financial Statements 2017 and the Proposed Earn-Out Hurdle Achievement Notice in accordance with (a) above, Seller shall deliver to Purchaser a written notice either approving of or objecting to the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice (Seller Earn-out Review Notice). The Seller Earn-Out Review Notice shall state in reasonable detail a description of Seller’s objections, if any, against the Proposed Financial Statements 2017 and the Proposed Earn-Out Hurdle Achievement Notice, together with any proposed revisions. A failure by Seller to deliver the Seller Earn-out Review Notice to Purchaser within the required time period will be deemed an approval of and agreement with the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice. The Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice so deemed to be agreed upon between Seller and Purchaser shall finally, conclusively and bindingly constitute final determination of the achievement (or failure to achieve the) Earn-out Hurdle.

(d)
In the event that the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice and/or underlying computations are disputed by Seller, Seller and Purchaser shall negotiate in good faith to resolve any differences during one (1) month. In the event that Seller and Purchaser agree on the Proposed Financial Statements 2017 and the Proposed Earn-Out Hurdle Achievement Notice, the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice in the form agreed upon will be final, conclusive, and binding and final determination of the achievement (or failure to achieve the) Earn-out Hurdle. In the event that the dispute is not resolved within one (1) month after Purchaser’s receipt of the Seller Earn-out Review Notice, the Proposed Financial Statements 2017 and the Proposed Earn-out Hurdle Achievement Notice, the Seller Earn-Out Review Notice, the related work papers of Company, if any, and any other relevant information which either Party wishes to submit (collectively Earn-out Determination Materials) shall be submitted to the Independent Accountant (as such term is defined in Clause 8.3.1 below, which shall apply mutatis mutandis regarding the determination of the Independent Accountant). The Independent Accountant shall review the Earn-out Determination Materials and shall determine the required contents of the Company’s financial statements as of December 2017 and for final determination of the achievement (or failure to achieve the) Earn-out Hurdle in order to determine whether or not the Earn-out Hurdle has been achieved as well as, if applicable, the amount payable as Earn-Out. The Independent Accountant shall act as an expert (Schiedsgutachter) within the meaning of Section 317 of the German Civil Code (BGB) and not as an arbitrator (Schiedsrichter). The Independent Accountant shall give Seller and Purchaser adequate opportunity

DB1/ 93370130.5

to present their views in writing and at least one oral hearing to be held in the presence of Seller and Purchaser and Seller’s Representatives as well as Company and its auditor. The Independent Accountant (i) shall not review any matters not identified by Seller as being in dispute in the Seller Earn-out Review Notice and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party, and its determination may not be outside the range comprised of (i) Company’s underlying computations for the Proposed Financial Statements 2017 and the Proposed Earn-out Achievement Notice on the one hand and (ii) the Seller Earn-out Review Notice and its underlying computations on the other hand. The Independent Accountant will make its determination in accordance with IFRS in a manner consistent with past custom and practice at Company and otherwise applicable best practice, and in accordance with the provisions of this Agreement. Absent manifest error, the Accounting Expert’s decision on the Earn-out Hurdle Achievement Notice will be final, conclusive, and binding and will be deemed to constitute agreement between Seller and Purchaser for final determination of the achievement (or failure to achieve) of the Earn-out Hurdle. For the avoidance of doubt, the Accounting Expert’s decision on the Earn-out Hurdle Achievement Notice shall have no effect on the preparation of the Group Companies audited financial statements as of December 31, 2017. The Independent Accountant’s fees and expenses will be borne by Seller and Purchaser in accordance with sections 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung, ZPO), and the Independent Accountant shall be authorized and instructed to also decide about the allocations of fees and costs pursuant to such provisions. Clause 8.3.2(i) shall apply mutatis mutandis. The Independent Accountant shall be instructed to notify the Seller and the Purchaser in writing of its determinations within one (1) month following the receipt of the Earn-Out Determination Materials. All of the Independent Accountant’s determinations shall be in writing and will be delivered to each of Seller and Purchaser.

6.4	Payment of Earn-Out

6.4.1
The Earn-out, if any, shall become payable on the later of March 31, 2018 or ten (10) Banking Days after it has been finally and conclusively determined in accordance with the foregoing provisions (the Earn-out Due Date).

6.4.2	The Purchaser is not obligated to pay the Earn-out to the Seller pursuant to Clauses 6.2 and 6.4.1,

(a)	if and to the extent to which it has notified the Seller prior to the Earn-out Due Date by written Notice that it is asserting a claim against the Seller under this Agreement, and

(b)	if the Seller does not acknowledge the asserted claim in writing, then if and to the extent to which the Purchaser has instituted arbitration proceedings (in

DB1/ 93370130.5

accordance with Clause 23.2) within a deadline of two (2) months after receipt of the notice pursuant to paragraph (a) above by the Seller.

6.4.3
If the competent arbitration tribunal (in accordance with Clause 23.2) decides without further recourse that the Purchaser is not entitled to the claim notified by it, then the Purchaser shall pay the Earn-out entitlement pursuant to Clause 6.2 to the Seller within ten (10) Banking Days, unless, the Purchaser can refuse to make such payment under reference to Clause 6.4.2 for any other claim it provides notice of.

6.4.4
If the Seller acknowledges the claim notified by the Purchaser in writing or if the competent arbitration tribunal (in accordance with Clause 23.2) decides without further recourse that the Purchaser is entitled to the claim notified by it, then the Seller’s entitlement to the Earn-Out shall be reduced by the amount of the Purchaser’s claim.

7.	Closing

7.1	Closing Date; Scheduled Closing Date

7.1.1
The Parties shall perform the closing actions set forth in Clause 7.5 (collectively referred to as the Closing) on the later of (i) thirty (30) days after the Signing Date (and if such day is not a Banking Day, on the next Banking Day), and (ii) three Banking Days after the last of the Closing Conditions as specified in Clause 7.2 has occurred, or such other date as mutually agreed by the Parties. The day on which the Closing is supposed to take place shall be referred to as the Scheduled Closing Date. The day on which the Closing actually takes place shall be referred to as the Closing Date.

7.1.2	The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP in Frankfurt am Main, Germany, starting at 9.00 CET, unless the Parties agree on a different location and/or different time.

7.2	Closing Conditions

7.2.1	The Parties are not obligated to carry out the Closing until the conditions to Closing set forth in Clause 7.2.2 (the Closing Conditions) have been satisfied.

7.2.2	The Company shall have obtained the termination or assignment of all Related Party Agreements set forth on Schedule 9.18.1 except as specifically noted in said Schedule.

7.2.3	The Seller and the Purchaser shall use their best efforts to ensure that the Closing Conditions are satisfied as soon as possible.

7.2.4	As soon as the Seller or the Purchaser learns of the satisfaction of a Closing Condition, it must without undue delay inform the other Party thereof in writing.

7.3	Closing Obstacles

7.3.1	The Purchaser may refuse to carry out the Closing if one or more of the following obstacles to closing (each of them a Closing Obstacle) has occurred and persists on the Scheduled Closing Date:

DB1/ 93370130.5

(a)
on or after the Signing Date, changes, circumstances or events occur or become known which – individually or in connection with other changes, circumstances or events, even if these occurred prior to the Signing Date – have a material adverse effect on the net assets, financial condition or results of operation, business operations, business reputation, employee relations, customer or supplier relations or otherwise the business prospects of any Lovoo Company or cause such effects to be expected, except to the extent resulting from (i) changes in general economic conditions, (ii) changes affecting the industry in which the relevant Group Company operates, (iii) acts of war or terrorism, (iv) any act or omission taken at the express, written request of Purchaser, and (v) compliance with the terms of, or the taking of any action or inactions required by, this Agreement (provided that in the case of clauses (i), (ii), and (iii) such event, change, or effect does not affect the Group Companies in a substantially disproportionate manner as compared to other participants in the industry in which the Group Companies operate), and further provided that the expected adverse economic effect on the Lovoo Companies is reasonably expected to exceed USD 6,500,000 (US Dollar six million five hundred thousand) (Material Adverse Change). A Material Adverse Change is deemed to have occurred, in case that material criminal or material compliance investigations are initiated against any of the Lovoo Companies or its founders or managing directors or employees in connection with their work for a Lovoo Company by regulatory authorities or a fine exceeding an amount of USD 1,000,000 (US Dollar one million) or a material other sanction with a reasonably expected comparable impact has been ordered against a Lovoo Company, for breaches of Regulatory Requirements; or

(b)	an objection (Widerspruch) has been lodged against the list of shareholders recorded in the commercial register of the Company; or

(c)	any Seller Guarantee under Clause 9.2.1, Clause 9.2.2 or Clause 9.2.5 sentences 3 and 4 has been breached; or

(d)
more than 30% of the Key Employees (as noted on Schedule 7.3(d)) have indicated in writing their intention not to continue or to enter into employment or consulting relationship with Company following the Closing Date, unless such indication is the result of an active communication or conduct of the Purchaser or Purchaser Guarantor on or after the Signing Date and prior to the Closing Date, including, without limitation, communication relating to contemplated acts or measures in the human resources area (e.g. relating to salary decreases); for purposes of clarification, the mere fact that the Company is contemplated to be transferred to the Purchaser shall not constitute such communication or conduct; or

(e)	any Person starts or has started litigation challenging this Agreement and/or any transactions contemplated under this Agreement.

DB1/ 93370130.5

7.3.2	The Parties shall inform one another promptly (unverzüglich) if they learn of a circumstance which could constitute a Closing Obstacle.

7.3.3
The Purchaser is entitled to refuse to carry out the Closing under Clause 7.3.1 as soon as it can credibly show that there is a Closing Obstacle. If there is a Closing Obstacle and the Purchaser nevertheless proceeds with the Closing, the Closing shall not be regarded as a waiver of any potential claims of the Purchaser resulting from the respective Closing Obstacle.

7.4	Right of rescission

7.4.1
Each of the Seller and the Purchaser is entitled to rescind (zurücktreten von) this Agreement if any of the Closing Conditions has not occurred or been waived on or before 01 December 2017; provided that Seller may not rescind this Agreement by such date if the Closing Conditions set forth in Clause 7.2.2 have not occurred. The Closing Conditions in Clause 7.2.2 can be waived unilaterally by the Purchaser.

7.4.2
The Purchaser may rescind (zurücktreten von) this Agreement if there is a Closing Obstacle on the Scheduled Closing Date. The Seller may withdraw from this Agreement if, (i) the Purchaser refused to carry out the Closing pursuant to Clause 7.3.3 in spite of the fact that all of the Closing Conditions have occurred, (ii) the Seller has satisfactorily shown that there is no Closing Obstacle, and (iii) the Closing has not taken place within ten days from the Scheduled Closing Date.

7.4.3
No right of rescission (Rücktrittsrecht) shall exist if the withdrawing Party has in breach of its contractual duties hindered the satisfaction of the relevant Closing Condition, or brought about the relevant Closing Obstacle by violating this Agreement.

7.4.4
Any rescission of (Rücktritt von) this Agreement must be effected by written notice to the respective other Party, with a copy to the acting notary. The representative of the Seller Guarantors shall be informed about the rescission of this Agreement in writing pursuant to Clause 22.4.2.

7.4.5
In the event of any rescission pursuant to this Clause 7.4, all obligations between the Parties, with the exception of the obligations under Clauses 7.4 (Right of rescission), Clause 15 (Seller Guarantors), 16 (Purchaser Guarantor), 19 (Confidentiality and Press Releases), 20 (Costs), 22 (Notices) and 23 (Miscellaneous) (together the Surviving Provisions), shall lapse. In such event, neither Party shall have any claim under this Agreement against the other Party, except for any rights and liabilities which have accrued before rescission or under any of the Surviving Provisions.

7.5	Closing

7.5.1	On the Scheduled Closing Date, the Parties shall undertake the following actions in the sequence presented:

DB1/ 93370130.5

(a)
The Seller shall deliver to the Purchaser a declaration substantially in the form appended hereto as Schedule 7.5.1(a), in which the Seller shall confirm that no Closing Obstacle has occurred prior to and/or exists as at the Closing Date.

(b)
the Seller shall deliver to the Purchaser a written declaration of each of the Persons listed in Schedule 7.5.1(b)(i) pursuant to the form as set forth in Schedule 7.5.1(b)(ii), by means of which each such Person resigns from his/her office as managing director of the Company by not later than effective on the Closing Date and without severance compensation and confirms that he/she does not have any claims against the Lovoo Companies.

(c)
the Seller shall deliver to the Purchaser a written declaration of each of the Persons listed in Schedule 7.5.1(c)(i) pursuant to the form set forth in Schedule 7.5.1(c)(ii), by means of which each such Person declares termination of his/her employment with the Company by not later than effective on the Closing Date and without severance compensation and confirms that he/she does not have any claims against the Lovoo Companies.

(d)
the Seller shall deliver fully executed versions of the employment documents of which draft versions are attached as Schedule 7.5.1(d)(i) which have been duly executed by each Person (being currently a consultant) listed in Schedule 7.5.1(d)(ii).

(e)
the Seller shall deliver executed documentation regarding the termination of the agreements/transactions concluded between the Company and certain related parties listed in Schedule 7.5.1(e) reflecting that those agreements/transactions have been terminated by not later than effective on the Closing Date and without any compensation to be paid by the Company in this respect.

(f)	[omitted]

(g)
the Seller as current sole shareholder of the Company and the Purchaser as its future sole shareholder shall execute a joint comprehensive declaration of full discharge of all currently and past incumbent managing directors of the Company in such capacity and waiver of claims against the managing directors for the term of their office pursuant to the form set forth in Schedule 7.5.1(g), whereby it is clarified that such discharge and waiver shall in no way affect any claims of the Purchaser against such managing director (i) in his capacity as Seller Guarantor under this Agreement (it being understood and agreed that the acts for which said Seller Guarantor has been discharged and waived in his individual capacity as managing director of the Company may nevertheless give rise to liability in his capacity as a Seller Guarantor, and that accordingly said discharge and waiver is not general), or (ii) based on fraudulent acts or intentional wrongdoing of the relevant person committed against the Purchaser or the Company, as the case may be.

DB1/ 93370130.5

(h)
the Seller shall assign the Shares to the Purchaser by means of a separate, notarial share assignment agreement in accordance with Schedule 7.5.1(h) subject to the condition precedent of payment of the Closing Price by the Purchaser pursuant to Clause 7.5.1(j).

(i)
the Purchaser shall pay (via the Paying Agent) (i) the Intercompany Debt on behalf of the Seller to the Company, (ii) the Shareholder Debt on behalf of the respective indirect shareholders of the Company to the Company, (iii) the Loan Repayment Amount to the Company, (iv) the Virtual Share Amount to the Company, and (v) the Bonus Commitments Amount to the Company;

(j)	the Purchaser shall pay the Estimated Purchase Price less the Intercompany Debt, less the Shareholder Debt and less the Escrow Amount (the Closing Price) to the Seller's Account;

(k)	without undue delay (unverzüglich) after the payment of the Closing Price has been credited to the Seller's Account, the Seller shall issue a written receipt to the Purchaser;

(l)
the Seller shall deliver executed legal documentation regarding the termination of the Virtual Share Plans reflecting that the Virtual Share Plans have been terminated by not later than effective on the Closing Date and without any compensation to be paid by the Company in this respect (other than the Virtual Share Amount).

7.5.2
If one of the Parties breaches any of the duties specified in Clause 7.5.1, the other Party may initially set a grace period of ten (10) days by written notice specifying the breach; following the unsuccessful expiration of the ten (10) days grace period, the Party that set the grace period may rescind (zurücktreten von) this Agreement. Clauses 7.4.4 and 7.4.5 shall apply mutatis mutandis.

7.5.3
Immediately after the completion of the Closing, the Seller and the Purchaser shall execute a closing memorandum substantially in the form as attached as Schedule 7.5.3 confirming the satisfaction or waiver (as the case may be) of the Closing Conditions and the completion of the closing actions set forth in Clause 7.5.1.

8.	Closing Statement

8.1	Effective Date Accounts and Accounting Principles

8.1.1
The Purchaser shall, or shall procure that the Company shall, after Closing prepare interim consolidated financial statements (balance sheet, profit and loss statement) of the Company (and including the Subsidiary) as of the Effective Date (the Effective Date Accounts) in accordance with IFRS and past custom and practice at the Company.

8.1.2
The Effective Date Accounts shall comply with the principles of presenting the financial statements consistent with past practice and custom regarding their formal organization and measurement and retaining all accounting and valuation principles, methods and

DB1/ 93370130.5

rules and consistently exercising all options to capitalize or to include items on the liabilities side, in accordance with IFRS.

8.1.3	The principles set forth in Clause 8.1.2 shall be referred to collectively as the Accounting Principles.

8.2	Closing Statement

8.2.1
Based on the Effective Date Accounts, the Purchaser shall prepare a draft statement (the Closing Statement) showing the Financial Debt, the Cash and the Working Capital of the Company as of the Closing Date as well as the resulting calculation of the Purchase Price. The Closing Statement shall be in the form set out in Schedule 5.2.1. The Purchaser shall deliver the draft Closing Statement together with the Effective Date Accounts to the Seller within forty-five (45) days after Closing.

8.2.2
At the written request of the Seller and after receipt of the Closing Statement in accordance with Clause 8.2.1, the Purchaser shall procure that the Company provides the Seller’s representative access at all reasonable times to the Company’s books and records relating to the Effective Date Accounts and the Closing Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of the Company. The Seller shall notify the Purchaser in writing (a Closing Statement Notice) within thirty (30) days after receipt of the Closing Statement whether or not it accepts the draft Closing Statement for the purposes of this Agreement. If the Seller does not accept the Closing Statement, the Closing Statement Notice shall set out in detail the Purchaser’s reasons for such non-acceptance and specify the adjustments which, in the Seller’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Closing Statement Notice, the Seller shall be deemed to have agreed to the draft Closing Statement in full.

8.2.3
If the Seller serves a Closing Statement Notice in accordance with Clause 8.2.2, stating in the Closing Statement Notice that the Seller does not accept the Closing Statement, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within fifteen (15) days after receipt by the Seller of the Closing Statement Notice.

8.2.4
If the Seller is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to Clause 8.2.3) or if the Seller fails to give a valid Closing Statement Notice within the thirty (30) days period referred to in Clause 8.2.2, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement and hence determine the final Purchase Price.

DB1/ 93370130.5

8.3	Expert Proceedings

8.3.1
If the Seller and the Purchaser do not reach agreement within fifteen (15) days after receipt by the Purchaser of the Closing Statement Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by (i) KPMG or, if that firm is unable or unwilling to act, (ii) by such other independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement within fifteen (15) days of the Seller and the Purchaser or upon becoming aware of such other firm being unable or unwilling to act, (iii) by such other independent firm of chartered accountants of international standing appointed by the chairman of the management board of the Institute of Public Auditors in Germany (Vorsitzender des Vorstands des Instituts der Wirtschaftsprüfer in Deutschland e. V.) in Düsseldorf (the accounting firm so appointed pursuant to this Clause 8.3.1 (hereinafter the Independent Accountant). The Independent Accountant shall act as expert (Schiedsgutachter) and be requested to make its decision within thirty (30) days (or such later date as the Seller, the Purchaser and the Independent Accountant agree in writing) of confirmation and acknowledgement by the Independent Accountant of its appointment. The following provisions shall apply once the Independent Accountant has been appointed:

(a)
the Seller and Purchaser shall each prepare a written statement within fifteen (15) days after the Independent Accountant’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Independent Accountant for determination and copied at the same time to the other;

(b)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Independent Accountant not later than fifteen (15) days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Independent Accountant so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed) fifteen (15) days to respond to any statements or submission so made);

(c)
in giving its determination, the Independent Accountant shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement and hence the Purchase Price;

(d)
the Independent Accountant shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to

DB1/ 93370130.5

challenge it. The Parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accountant invalid and shall not be the basis for seeking to overturn any determination rendered by the Independent Accountant.

8.3.2
The Seller and the Purchaser agree to (i) execute, if requested by the Independent Accountant, a reasonable engagement letter in customary form, with each Party to pay one-half of any requested retainer, and (ii) reasonably cooperate with the Independent Accountant so as to enable it to make its determination as quickly and accurately as practicable.

8.3.3
The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and the Purchaser, on the other hand, based on the percentage that the amount actually contested, but not awarded to the Seller or Purchaser, respectively, bears to the aggregate amount of actually contested by the Seller and the Purchaser as reflected in the submissions to the Independent Accountant.

8.3.4
When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as Cash, Financial Debt and Working Capital shall be final and binding for the purposes of this Agreement.

9.	Seller Guarantees

9.1	Form and scope of Seller Guarantees
Except as provided in a correspondingly numbered disclosure schedule attached to this Agreement as Schedule 9.1 (Company Disclosure Schedule), the Seller hereby guarantees to the Purchaser, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch — BGB) and subject to the requirements and limitations provided in Clause 10 below and otherwise in this Agreement, that the statements made in Clause 9.2 through Clause 9.19 (collectively referred to as Seller Guarantees or individually a Seller Guarantee) are correct as of the date this Agreement is formally recorded by a civil law notary (Signing Date) and on the Closing Date, unless another relevant point in time has been stipulated therein. The Parties are in agreement that the Seller Guarantees represent neither agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of section 434 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) nor quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sections 443, 444 of the German Civil Code (Bürgerliches Gesetzbuch – BGB).

DB1/ 93370130.5

9.2	Corporate status; authority of the Seller

9.2.1
The information given in Preamble (A), Preamble (B) and Clauses 1.1 to 1.2 and 3.4 is correct and complete. The capital contributions (Einlagen) payable with respect to the Shares and, to the extent required by applicable law, the Subsidiary Shares (collectively referred to as the Lovoo Group Shares) have been paid in full and were not repaid, either openly or concealed. These capital contributions were not reduced or drained by losses. There is no obligation to make additional capital contributions (Nachschusspflicht). Any non-cash contributions have been made at values not exceeding the fair market value of such contribution.

9.2.2
The Seller is entitled without restriction to dispose of the Shares and – indirectly – the Subsidiary Shares. Upon the Closing of this Agreement, the Purchaser will acquire the Shares without restrictions and free and clear of any liens, encumbrances, pending assignments or any other rights of third parties. The Lovoo Group Shares are validly existing and are free and clear of any and all third party rights and claims. There are no options, preemptive rights, shareholder agreements, trust agreements, sub-participations or similar agreements (except for the Employee Incentive Arrangements disclosed in Schedule 9.10.9) existing with respect to the Lovoo Group Shares or with respect to the Lovoo Companies.

9.2.3
The Lovoo Companies have not entered into any agreements regarding silent partnerships, domination or profit and loss pooling agreements (Beherrschungs- oder Gewinnabführungsverträge), other affiliation agreements (Unternehmensverträge) within the meaning of sections 291 et seq. of the German Stock Company Act (Aktiengesetz – AktG) or comparable agreements such as management of operations agreements (Betriebsführungsverträge). They are also under no obligation to enter into any such agreements.

9.2.4
The Lovoo Companies do not hold either directly or indirectly (nor through an escrow agent (Treuhänder)) any shares, partnership interests, memberships or equity interests (including silent partnerships and sub-participations) in other companies or enterprises, nor are they obligated to acquire any such shares, partnership interests, memberships or equity interests. No Lovoo Company is obligated to form any company, partnership or enterprise. No Lovoo Company is party to any joint venture, consortium or any other undisclosed partnership (Innengesellschaft), nor is any Lovoo Company obligated to acquire any such party status.

9.2.5
As at the Signing Date, no insolvency, reorganization or similar proceedings in Germany or abroad have been applied for or instituted against the assets of the Seller, any Seller Guarantors or any Lovoo Company. As at the Signing Date, no compulsory judicial enforcement proceedings or any similar measures have been applied for or instituted against all or some of assets of the Seller, any Seller Guarantor or any Lovoo Company. There are no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency or similar laws. None of the Seller, the Seller Guarantors or the Lovoo Companies is over-indebted

DB1/ 93370130.5

(ist überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung – InsO) or is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung – InsO), nor is an over-indebtedness or illiquidity imminent. Neither the Seller nor any of the Seller Guarantors nor any of the Lovoo Companies has ceased or suspended its payments (Zahlungen eingestellt) nor entered into or offered any debt settlement agreements or similar arrangements with creditors.

9.2.6
By entering into and performing this Agreement, neither the Seller nor any of the Seller Guarantors nor the Lovoo Companies are infringing any third party rights or breaching any other kind of obligation, including those arising under (i) Legal Requirements or (ii) Legally Binding Transaction.

9.2.7
This Agreement establishes binding and enforceable obligations of the Seller and the Seller Guarantors. Neither the Seller nor any of the Seller Guarantors is obligated to obtain consents from any third parties (including governmental authorities or other sovereign entities) to enter into or perform this Agreement or to notify any such third party of the conclusion or performance of this Agreement, provided that the Purchaser has carried out its own analysis, based on information provided by the Company, as to whether any merger control filings are required in relation to the transactions contemplated hereby in any jurisdiction, and that it shall in no event constitute a violation of the foregoing Seller Guarantee if said analysis turns out to be inaccurate, unless this was caused by incorrect information provided by the Company. The conclusion or performance of the Agreement will not (i) create any claims or other rights of any kind against the Lovoo Companies, or (ii) cause any legal relationships of the Lovoo Companies to be revoked, terminated, amended or impaired in any other way for legal reasons.

9.3	Financial Statements

9.3.1
The Seller has submitted to the Purchaser the financial statements (balance sheet and profit and loss accounts) (Bilanz und Gewinn- und Verlustrechnung) of the Company for its fiscal years ending on (i) December 31, 2015 (the Financial Statements 2015) and (ii) December 31, 2016 (the Financial Statements 2016), including the related audit report and auditors’ unqualified opinion confirming accordance with German GAAP and IDW (as regards the Financial Statements 2015) and accordance with International Standards of Auditing (ISAs) (as regards the Financial Statements 2016). The Financial Statements 2015 and the Financial Statements 2016 are hereinafter jointly referred to as the Financial Statements.

9.3.2
The Financial Statements 2015 were prepared in accordance with German GAAP, and the Financial Statements 2016 were prepared in accordance with IFRS and the generally accepted principles of accounting under IFRS, in each case consistent with past practice and custom at the Company (however regarding the Financial Statements 2016 taking into account adjustments required in the course of the change to IFRS). Specifically, subject to the Financial Statements 2016 taking into account adjustments required in the

DB1/ 93370130.5

course of the change to IFRS, all accounting and valuation principles, methods and rules were retained and all options to capitalize or to include items on the liabilities side were consistently applied.

9.3.3
The Financial Statements present a true and fair view of the net assets (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company and the Subsidiary, in each case as of the relevant balance sheet date.

9.3.4
The books and records (including, without limitation, accounting and tax records) of the Lovoo Companies are correct and complete and are duly kept in compliance with the applicable Legal Requirements and reflect all transactions that are required to be reflected therein pursuant to any applicable law and accounting principles. Such books and records are in the unrestricted possession of the Lovoo Companies.

9.3.5
The interim consolidated accounts of the Company as of and for the period ending on June 30, 2017 which are attached as Schedule 9.3.5 (the Interim Accounts) have been prepared in all material respects in accordance with IFRS and the generally accepted principles of accounting under IFRS consistent with past practices, taking into due account, however, the preliminary purpose for which such Interim Accounts are customarily set up, and except for any deviations arising from the nature of such accounts as set forth in Schedule 9.3.5.

9.3.6
The Lovoo Companies are the sole and unrestricted legal or beneficial owner of all (fixed and current) assets which are reflected in the Interim Accounts (except for assets which have been disposed of in the ordinary course of business since the relevant balance sheet date). Such assets are free and clear of any liens, encumbrances or rights of third parties.

9.3.7
Each of the Lovoo Companies has good title to, or valid leasehold interests or licenses in, and has fully available, all assets (whether real, personal, tangible or intangible) required by it in order to carry on its respective businesses as currently conducted and contemplated to be conducted under the respective business planning.

9.3.8
As at the Signing Date, the material tangible assets owned, leased or otherwise used by the Lovoo Companies are in good condition (except for ordinary wear and tear) and have been properly and regularly repaired and maintained.

9.4	Real Property, Leases

9.4.1
The Lovoo Companies do not own any real property or hold part-ownership (Teileigentum) or co-ownership interests (Miteigentum) in real property. The Lovoo Companies do not hold any other rights equivalent to real property (grundstücksgleiche Rechte) (including heritable building rights (Erbbaurecht)).

9.4.2
Schedule 9.4.2 contains a correct and complete list of all lease agreements regarding real property (the Lease Agreements), which a Lovoo Company has concluded as tenant/lessee, including the agreed leased floor space (Mietfläche), the rent due, the agreed term of the respective tenancy and any renewal options, the nature of the indexation as

DB1/ 93370130.5

well as any notices of termination that were already served or announced or are expected as of the Signing Date.

9.4.3
All Lease Agreements have been validly concluded. No ancillary agreements have been made with the respective parties to those contracts. As at the Signing Date, each party to the Lease Agreements has duly performed its duties under the Lease Agreements. None of the Lease Agreements have been terminated by the Company or, as at the Signing Date, by the respective counterparty, or ended by way of notice of termination by the Company or, as at the Singing Date, by the respective counterparty or otherwise or have been substantially amended within the last twelve (12) months before the Signing Date. As at the Signing Date, all leased business premises are in sound and useable condition and will allow the Lovoo Companies to continue the Lovoo Business Operations in the same manner and scope as they are currently conducted.

9.5	Permits and approvals; Data Protection and Privacy

9.5.1
The Lovoo Companies have obtained all of the necessary public and private permits, consents and approvals of any kind for running the Lovoo Business Operations. The Lovoo Business Operations are and have been operated or managed in accordance with these approvals at any time. None of the public permits that are related to the Lovoo Business Operations have been revoked, rescinded, amended or restricted, either in whole or in part, and as at the Signing Date, there is no existing indication that such approvals will be revoked, rescinded, amended or restricted, either in whole or in part.

9.5.2	Schedule 9.5.2 contains an exhaustive list and copies of the written confirmations

(i) of the relevant national regulator(s) within the EU/EEA (including, but not limited to, the German Federal Network Agency (Bundesnetzagentur)) or elsewhere that the Lovoo Companies are currently registered and in good standing as a public electronic communications provider and (ii) of the relevant data protection authority/authorities within the EU/EEA (including, but not limited to, the relevant German data protection authorities (Datenschutzbehörden)) or elsewhere that the Lovoo Companies are currently registered and in good standing as a data controller - both to the extent required by a Legal Requirement. All such registrations are complete, correct, valid and fully in force. None of the Lovoo Companies is required to register as a public electronic communications provider or as a data controller or in any other form or function beyond the registrations made in Schedule 9.5.2. As at the Signing Date, none of the Lovoo Companies has notified, or been required to notify, any person or regulator of any information security breach involving personal data.

9.5.3
The Lovoo Companies maintain policies and procedures regarding data security and the protection of personal data that are in material compliance with all Legal Requirements in any relevant jurisdiction (including, in particular, Germany, the EU/EEA and the U.S.A.) and have acquired, collected, and used all User Data pursuant to, and in accordance with the terms of, a valid and enforceable Privacy Policy (which is at least as protective as those common in the industry in Germany) and in material compliance

DB1/ 93370130.5

with all applicable Legal Requirements, including without limitation with respect to obtaining adequate user consents. None of the Lovoo Companies has obtained, collected or used any User Data, or possessed any data in violation or breach of any Lovoo Company Privacy Policy, consents or any applicable Legal Requirement. None of the Lovoo Companies has been or is object of an investigation, nor of a formal/informal audit, nor of any court action nor of any unresolved data access request by a data subject or by any other third party. There hasn’t been any inquiry by any regulatory body. None of the Lovoo Companies has received any written claim or reminder of an actual or alleged privacy/data protection violation by a data subject or a third party. In particular, there have been no data protection incidents, no credible complaints by any customers of any of the Lovoo Companies, and no investigation or orders by any data protection authorities in relation to the collection, processing or use of any personal data by the Lovoo Companies or any of their suppliers.

9.5.4
The Lovoo Companies are in full compliance and have fully complied at all times with their Anti-Spam & Anti-Fake Compliance Regulation dated August 31, 2016 and their Privacy/Data Protection Policy posted on the Company’s website/mobile applications (as applicable) and are in material compliance and have materially complied at all times with all applicable Legal Requirements pertaining to privacy and data protection, in particular under the Telecommunications Act, the Federal and State Data Protection Acts and the Telemedia Act, for personal data, data security, and protection against spyware. The Privacy Policy and the individual consents of all Users, in particular but not limited to those individual consents covering the processing of location data of a User, are valid, not withdrawn and in full force and effect. No personal data of Users have been sent or otherwise made available to anyone outside of the EU/EEA, unless explicitly disclosed in Schedule 9.5.4 (including a specification of the legal basis for each such data transfer (e.g. the relevant EU Standard Contractual Clauses or the EU-US Privacy Shield Framework)). Neither the execution, nor the delivery or performance of this Agreement will result in any violation of the Privacy Policy and/or Legal Requirement pertaining to User Data.

9.5.5
To the Seller’s Knowledge, any suppliers and other third parties to whom any personal data is transferred by any of the Lovoo Companies are bound by proper commissioned data processing arrangements (Auftragsdatenverarbeitung) and/or, as required, by the relevant EU Standard Contractual Clauses (and/or, if applicable, the EU-US Privacy Shield Framework). Except of the data processors (Auftragsdatenverarbeiter) disclosed in Schedule 9.5.5, none of the relevant data processors uses any sub-processors (Unter-Auftragsdatenverarbeiter) as defined by the EU Standard Contractual Clauses or agents, as defined in the EU-US Privacy Shield Framework.

9.5.6
To the Seller’s Knowledge, the Company maintains policies and procedures regarding user-generated content made available on any websites or through other media owned or controlled by the Company that enable them to qualify for “safe harbor” and other immunities from infringement liability under applicable German and EU laws and regulations.

DB1/ 93370130.5

9.6	Intellectual Property Rights; Know-how

9.6.1
Schedule 9.6.1 contains a list of all Intellectual Property Rights, the sole and unencumbered holder of which is a Lovoo Company or to which one or more Lovoo Company/ies has or collectively have exclusive and perpetual rights of use that are not limited either geographically or in terms of content (the Own Intellectual Property Rights). The aforementioned Schedule also includes the dates on which any Own Intellectual Property Rights that have a limited term of protection will expire at the earliest. The Lovoo Companies have taken all actions required in order to maintain the Own Intellectual Property Rights. There are no licenses or other rights of use held by third parties relating to the Own Intellectual Property Rights. The Lovoo Companies are also under no obligation to grant any such rights of use.

9.6.2
Schedule 9.6.2(a) contains a list of all material licenses to, and other rights of use in, Intellectual Property Rights, which were granted to a Lovoo Company and which are not part of the Own Intellectual Property Rights defined in Clause 9.6.1 (the Lovoo Licenses). Schedule 9.6.2(a) also contains information about the licensor, type, scope, duration, any limitations and other material terms of use as well as any license fees or royalties owed by the Lovoo Company in question. Unless otherwise disclosed in Schedule 9.6.2(b), there are no material sub-licenses or other material rights of use held by third parties with respect to the subject matter of the Lovoo Licenses, and the relevant Lovoo Companies are also under no obligation to grant such rights of use. To the Seller’s Knowledge, any contract, under which a third party granted a Lovoo License, is valid and enforceable. For a period of twelve (12) months from the Signing Date, no agreement granting a Lovoo License may be terminated with notice by the respective licensor for reason of the conclusion or performance of this Agreement, and such termination specifically cannot be based on the conclusion or performance of this Agreement. To the Seller’s Knowledge, there are no facts or circumstances that serve as a basis for terminating a Lovoo License prior to the end of the foregoing period either for good cause or for some other reason, and as at the Signing Date, no such facts or circumstances are foreseeable. The Lovoo Companies have duly used, and are currently duly using, the Lovoo Licenses. The Own Intellectual Property Rights and the Lovoo Licenses are hereinafter collectively referred to as the Lovoo Intellectual Property Rights.

9.6.3
All Lovoo Intellectual Property Rights are valid and enforceable. With the exception of the license fees set forth in Schedule 9.6.2(a), none of the Lovoo Companies owes payment or indemnity duties to third parties with respect to the Lovoo Intellectual Property Rights. Any and all payments required to maintain, care for, protect and enforce the Lovoo Intellectual Property Rights have been timely and duly made, all necessary and related applications for renewal have been timely and duly filed, all other measures required for these purposes have been timely and duly taken, and all use obligations and other duties with respect to the Lovoo Intellectual Property Rights have been timely and duly performed. To the Seller's Knowledge, no third party has infringed, or is currently infringing, Lovoo Intellectual Property Rights.

DB1/ 93370130.5

9.6.4
Intellectual Property Rights other than the Lovoo Intellectual Property Rights were not and have not been used by the Lovoo Companies and are also not required in order to continue the Lovoo Business Operations in the same manner and scope as before and in accordance with current future planning. The Lovoo Companies have not in the past infringed and are not currently infringing any Intellectual Property Rights.

9.6.5
The Lovoo Companies are entitled without restriction to exercise control over the Know-how that they require in order to continue the Lovoo Business Operations in the same manner and scope as they are currently conducted. The Lovoo Companies have at all times treated the Know-how which relates to the Lovoo Business Operations (the Lovoo Know-how), as a business secret and have effectively protected such Know-how from its disclosure to third parties. No licenses or other rights of use to the Lovoo Know-how were granted to any third parties. To the Seller's Knowledge, no third party has obtained or used Lovoo Know-how in violation of the law or is currently using such Know-how in violation of the law.

9.6.6
As at the Signing Date, neither the Lovoo Intellectual Property Rights nor the Lovoo Know-how are or have been the subject of any judicial or regulatory proceedings. To the Seller’s Knowledge, there are also no facts or circumstances which would justify the institution of such proceedings. The use of the Lovoo Intellectual Property Rights and of the Lovoo Know-how by the Lovoo Companies does not violate any Legal Requirements or Legally Binding Transactions or Intellectual Property Rights or any other third party rights. As at the Signing Date, third parties have not enforced or claimed any rights (i) with respect to the Lovoo Intellectual Property Rights or the Lovoo Know-how or (ii) based on the use of the Lovoo Intellectual Property Rights or the Lovoo Know-how by the Lovoo Companies or (iii) based on any alleged infringement of other Intellectual Property Rights, licenses or other rights of use by the Lovoo Companies, nor has any such enforcement been announced. To the Seller’s Knowledge, there are also no facts or circumstances, which could justify any such enforcement.

9.6.7
The Lovoo Companies have in each case exclusive and unrestrictive rights to all inventions and developments, which were made by its officers, managing directors, board members, employees, freelance workers, service providers, subcontractors and other third parties (as well as their respective managing directors and employees) and which arose in connection with a job at or the work for the respective Lovoo Company; provided, however, that such rights may not be exclusive if duly licensed from unaffiliated third parties, they are immaterial and by their nature normally non-exclusive, such as rights relating to marketing campaigns. The Lovoo Companies have exercised all rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) and similar laws in other jurisdictions and fulfilled any obligations under such laws. Neither any member of the Seller Group nor any of the Lovoo Companies’ officers, managing directors, board members, employees, freelance workers, service providers, subcontractors have any rights or claims against the Lovoo Companies with respect to any Intellectual Property Right pertaining to the Lovoo Companies.

DB1/ 93370130.5

9.6.8
To the Seller’s Knowledge, the Lovoo Companies have taken all measures required to protect the Lovoo Intellectual Property Rights and the Lovoo Know-how (including through confidentiality obligations in the employment contracts) that are as protective as those common in the industry. No Lovoo Intellectual Property Rights and Lovoo Know-how (where the value of such Intellectual Property Rights is contingent upon maintaining the confidentiality thereof) relating to and of material importance for the Lovoo Business Operations has been disclosed or permitted to be disclosed to any third party (except in the ordinary course of business under a binding confidentiality agreement and/or as required by law, court or administrative order or to any person bound to professional confidentiality), and the Lovoo Companies have not undertaken to disclose to any third party any Lovoo Intellectual Property Rights and Lovoo Know-how. To the Seller’s Knowledge, no such confidentiality agreement relating to the protection of Lovoo Intellectual Property Rights and the Lovoo Know-how has been breached by the other party thereto.

9.7	Information Technology

9.7.1
All of the computer hardware and software, all communication systems and networks as well as other information technology which are used or required by the Lovoo Companies in order to continue running the Lovoo Business Operations in the same manner and scope as currently conducted (the Lovoo Information Technology), are either owned by the Lovoo Companies or have been validly leased for a term of at least twelve (12) months from the Signing Date or were acquired or otherwise obtained for non-temporary use under license. No proprietary source codes or algorithms of software which are owned by the Lovoo Companies or to which the Lovoo Companies have exclusive rights of use, were disclosed or otherwise made available to third parties.

9.7.2
Schedule 9.7.2 contains a list of all material agreements related to the Lovoo Information Technology with the content that they have on the Signing Date (the Lovoo IT Contracts). To the Seller’s Knowledge, the Lovoo IT Contracts are valid and fully enforceable. The Lovoo Companies have fully and duly performed all obligations under the Lovoo IT Contracts. For a period of twelve (12) months from the Signing Date, none of the Lovoo IT Contracts may be terminated with notice by the respective other contracting party, and specifically not on the basis of the conclusion or performance of this Agreement. None of the Lovoo IT Contracts will end automatically prior to the expiration of the aforementioned period. To the Seller’s Knowledge, there are no facts or circumstances that could serve as a basis for terminating one of the Lovoo IT Contracts prior to the end of the foregoing period either for cause or for some other reason, and no such facts or circumstances are foreseeable.

9.7.3
The Lovoo Information Technology has the performance capability required for the respective Lovoo Business Operations. Except for services for which valid and binding service agreements are in place, as at the Signing Date, no support from third parties is necessary to enable the Lovoo Business Information Technology to fulfill such requirements. To the Seller’s Knowledge, as at the Signing Date, there were neither failures in the Lovoo Information Technology nor data losses that had or have an adverse

DB1/ 93370130.5

effect on Lovoo Business Operations, nor does the Lovoo Information Technology have any material defects which could have those types of effects. Unless otherwise disclosed in Schedule 9.7.3, no material hacking attacks, security breaches (including, in particular, any security breaches relating to any personal data processed or controlled by any of the Lovoo Companies), intrusions, breakdowns or performance reductions have occurred in the past three years and none of the Lovoo Companies have been under an obligation to notify customers or other contract partners of any such failures in the Lovoo Business Information Technology. To the Seller’s Knowledge, the Lovoo Companies have taken all measures considered customary in the industry in order to prevent unauthorized access to the Lovoo Information Technology or the data of the Lovoo Companies or to avoid any impairment of the Lovoo Information Technology or data of the Lovoo Companies due to computer viruses or similar programs. The Lovoo Companies routinely produce a sufficient number of backup copies of the software, data and databases that they use and store such backup copies outside of their business premises and protect them from third party access.

9.7.4
The Lovoo Companies have and had all rights required to operate and maintain all current and former mobile applications (the Lovoo Apps) and current and former websites of the Lovoo Companies (the Lovoo Websites), including the right to possess and use users’ IP addresses.

9.7.5
The Lovoo Companies are not party to any source code escrow agreement or other agreement or arrangement requiring the disclosure or deposit of source code of any software developed by or on behalf of the Lovoo Companies and no source code to any such software has ever been disclosed, delivered, licensed, or otherwise released to any third party pursuant to an escrow arrangement or otherwise.

9.7.6
The software pertaining to the Lovoo Intellectual Property Rights does not constitute, contain and is not lined to or otherwise dependent on any open source, public source of “freeware” software (Publicly Available Software) that is licensed to any Lovoo Company under a license that requires as a condition of use, modification or distribution that any software incorporated into, derived from, or distributed with such Publicly Available Software (a) be licensed, disclosed or distributed in source code form, (b) be redistributed at no charge or a nominal charge, or (c) be as whole subject to the terms of such license, with the exception of the Publicly Available Software.

9.7.7
To the Seller’s Knowledge, the Lovoo Apps are in full compliance with any relevant policies, procedures or requirements of Google Play Store, Apple App Store or any other material contractual partner of the Lovoo Companies.

9.8	Largest customers and suppliers
As at the Signing Date, there is no written indication that (i) the five largest Lovoo Companies’ customers and suppliers as measured by the business volume for fiscal year 2016 and/or (ii) those suppliers of individual goods and services which the relevant Lovoo Companies cannot at any time replace with an alternative source or without

DB1/ 93370130.5

incurring financial or other costs exceeding USD 50,000 (US Dollar fifty thousand) will materially reduce the scope of their business with the Lovoo Companies.

9.9	Material Agreements

9.9.1
Schedule 9.9.1 contains a list of all agreements which have not yet been fully performed by both parties as at the Signing Date (including incidental, conditional or future duties) and which were expressly or implicitly concluded by a Lovoo Company, whether in writing, oral or in another form, and which fall within at least one of the following listed categories (hereinafter collectively referred to as the Material Agreements and individually as a Material Agreement), in each case containing correct information about the contracting parties, the amount of the payment obligations, the contractual term and the notice periods for termination:

(a)	agreements relating to the acquisition or sale of interests/shares in other companies or businesses;

(b)
loan agreements, account agreements or other credit agreements, which the Lovoo Companies have concluded and/or acceded either as lender, borrower, guarantor or in any other function/capacity (with the exception of any customary payment deferrals agreed to in the ordinary course of business), as well as factoring agreements;

(c)
guarantees, payment guarantees (Bürgschaften), assumptions of debt, collateral promises (Schuldbeitritte), letters of credit, letters of comfort and similar legal instruments issued by the Lovoo Companies;

(d)	joint venture agreements, consortium agreements, cooperation and similar contracts with third parties;

(e)
agreements which limit a Lovoo Company in its business activity or proscribe it from engaging in such business activity or which prevent a Lovoo Company from competing with another market participant or which limit it in that endeavor (including any exclusive supply contracts which a Lovoo Company has executed either as a buyer or a seller);

(f)	settlement agreements;

(g)	hosting agreements;

(h)	third party payment processing agreements;

(i)	supply and operational agreements necessary for the Lovoo Business Operations;

(j)	agreements that were entered into or obligations that were incurred outside the ordinary course of business;

(k)	agreements that include Change of Control Rights;

DB1/ 93370130.5

(l)
other agreements or commitments, (i) which impose annual payments in the individual case on the Lovoo Companies of at least USD 50,000 (fifty thousand) per year, (ii) which may be terminated by the relevant Lovoo Company with a notice period of at least twelve (12) months, (iii) which are necessary to run the Lovoo Business Operations, or (iv) which are otherwise of material importance for a Lovoo Company or the Purchaser.

9.9.2
None of the Lovoo Companies and, as at the Signing Date, none of their respective contracting parties have intentionally breached or, to the Seller’s Knowledge, are currently in breach of a duty under a Material Agreement.

9.9.3
To the Seller’s Knowledge, the Material Agreements are valid and fully enforceable. As at the Signing Date, none of the Lovoo Companies has received any written notice of termination in relation to any Material Contract. To the Seller’s Knowledge, there are no facts or circumstances that serve as a basis for terminating a Material Agreement prior to the end of the contract term period either for good cause or for some other reason.

9.10	Employment matters

9.10.1
Schedule 9.10.1 contains an anonymized list which is complete and correct with respect to all information as of the Signing Date of all officers, managing directors, board members and employees (including members of the senior management (leitende Angestellte), apprentices and part-time employees) of the Lovoo Companies, in each case with information about the contracting party on the side of the Lovoo Companies, position and job, date of birth, employment start date, gender, gross annual salary, gross annual compensation benefits (including all bonuses and other similar incentives), deferred compensation claims (Entgeltumwandlung), claims for payment in lieu of vacation, weekly working hours, and the term or period of notice for termination of employment. Employees who enjoy special legal protection against dismissal are identified, specifying the legal justification for such protection (e.g., maternity or post-birth parental leave (Elternzeit), severe disability).

9.10.2
Schedule 9.10.2 contains a complete and accurate list of the individual employment or service agreements with all officers, managing directors, freelancers and management team members of the Lovoo Companies and also with those other employees of the Lovoo Companies, whose gross annual remuneration (including all bonuses and similar incentives) exceeds USD 85,000 (eighty-five thousand) (each a Key Employee), in each case in the version valid on the Signing Date.

9.10.3	The Lovoo Companies have duly and fully performed all payment and other obligations owed to their workers and employees when those obligations became due.

9.10.4
As at the Signing Date, no Key Employee has terminated his or her engagement, and as at the Signing Date, to the Seller’s Knowledge, there is no written indication that any Key Employee intends to terminate or otherwise end his or her engagement with that company. No Lovoo Company is or has been, nor, to the Seller’s Knowledge, is any Key Employee as at the Signing Date, in material breach of the terms of employment.

DB1/ 93370130.5

All reductions in force by any Lovoo Company have been conducted in accordance with any Legal Requirements (in particular, all required notices have been delivered and all required actions have been taken by the Lovoo Companies in this respect).

9.10.5	As at the Signing Date, no strikes, walkouts or other labor dispute actions have occurred or were threatened at the Lovoo Companies.

9.10.6	No Lovoo Company has a works council (Betriebsrat). No Lovoo Company is a member of an employer vocational association (Arbeitgeberverband).

9.10.7
No pension commitments (whether vested or non-vested) or schemes of any kind (including retirement and early-retirement payments, disablement pensions, pensions for surviving dependents to any current or former directors, officers or employees) exist for former or current directors, officers or employees of the Lovoo Companies or their respective dependents (the Pensions Schemes). All Pensions Schemes comply with applicable Legal Requirement and have been operated in accordance with their terms, and all contributions and other payments thereunder have been timely paid. Any pension or other obligations of the Lovoo Company under the Pension Schemes have been fully accrued for in the Financial Statements 2016 up to the maximum amount permitted.

9.10.8	Schedule 9.10.8 contains a complete and accurate list of

(a)	all profit or revenue sharing arrangements, employee participation schemes, stock options and similar arrangements or schemes (the Employee Incentive Arrangements); and

(b)
all collective bargaining agreements (including company-specific collective bargaining agreements) to which the Lovoo Companies are subject (also by virtue of a decree of universal application (Allgemeinverbindlichkeitserklärung), as well as shop agreements (Betriebsvereinbarungen) and implied contracts based on established plant practices (betriebliche Übungen).

9.10.9	Other than disclosed in Schedule 9.10.9, no payments obligations or other liabilities are triggered by the consummation of this Agreement under the Employee Incentive Arrangement.

9.10.10	There are no social plans (Sozialpläne) or conciliation of interests (Interessensausgleich) or similar arrangements to which a Lovoo Company is a party or by which a Lovoo Company is bound.

9.10.11	The foreign employees of the Lovoo Companies have obtained any required residence and/or working permits (if applicable) in relation to their work for the Lovoo Companies in Germany.

9.11	Bank accounts; Powers of Attorney

9.11.1	No persons, companies or other third parties other than members of the management board of the Company and the persons set forth on Schedule 9.11.1 are authorized for

DB1/ 93370130.5

access to any bank accounts of the Lovoo Companies and of all of the authorized signatories for those accounts.

9.11.2	No persons, companies or other third parties are authorized to represent the Lovoo Companies, unless this information is set forth in an applicable commercial register or similar.

9.12	Insurance policies

9.12.1
Schedule 9.12.1 contains a true and complete list of all insurance policies which were taken out by, or are for the benefit of, the Lovoo Companies with respect to their assets, their business operations, their officers, managing directors, board members or employees. These insurance policies include all mandatory insurance policies, and to the Seller’s Knowledge also cover all risks which companies of similar size in a similar industry would customarily cover by insurance and specifically in the same scope with respect to insured risks and coverage amounts. All insurance premiums due thereon have been paid in full when due and the Lovoo Companies are in compliance with all terms and conditions of the insurance policies. As at the Signing Date, no notice of cancellation or termination of any insurance policy has been received by any of the Lovoo Companies.

9.12.2
As at the Signing Date, there has been no insurance claim made by any Lovoo Company. As at the Signing Date, there are and were no claims by any Lovoo Company pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. As at the Signing Date, the Lovoo Companies have not received notice from any insurer that the insurance premiums under any policy will be substantially increased (other than normal increases in the ordinary course) or the insurance coverage be materially modified.

9.13	Legal Disputes
There are no, and have not been any, disputes or other judicial, arbitral or regulatory proceedings or investigations (collectively Legal Disputes) (i) as at the Signing Date nor (ii) as at the Closing Date that involve any charges relating to fraud, user data, user privacy, or this Agreement (including without limitation its conclusion or performance), and in the case of either (i) or (ii) in which any Lovoo Company or any of its officers, directors, board members, employees or representatives in connection with their involvement at the Lovoo Companies, or in which any member of the Seller Group are either directly or indirectly involved, or which could, in some other manner, lead to a liability or other obligation (including by way of a third party recourse) on the part of the Lovoo Companies, nor are there any Legal Disputes pending, instituted, threatened or imminent against or planned by a Lovoo Company or any of its officers, directors, board members, employees or representatives, and, to the Seller’s Knowledge, there are no facts which are likely to result in any Legal Disputes. The Lovoo Companies are not subject to any judgment, order or decree that imposes any restriction on the conduct the Lovoo Business Operations.

DB1/ 93370130.5

9.14	Compliance with laws
Except as disclosed in Schedule 9.14.1, the Lovoo Business Operations are and have been managed and conducted, in all material respects, in accordance with any and all applicable Legal Requirements. Neither the Lovoo Business Operations nor any services or other work provided by any of the Lovoo Companies violates or has violated any Legal Requirements in any material respect. None of the Lovoo Companies has received at any time or expects to receive a notice from a governmental authority of a material violation of any applicable Legal Requirements. The Seller has made available all relevant files relating to all past investigations in relation to the Lovoo Companies and/or any of its officers, directors, board members, employees or representatives to the Purchaser.

9.14.1
As at the Signing Date, there have been no complaints, investigations, court, administrative or other proceedings by any customers, competitors or consumer protection agencies in relation to the standard terms and conditions or other customer-facing documents used by the Lovoo Companies, or in relation to the implementation of the requirements, under any other consumer protection laws by the Lovoo Companies, including without limitation the requirements imposed by distance selling law.

9.14.2
To the Seller’s Knowledge, none of the Lovoo Companies nor any of its officers, directors, board members, employees or representatives have granted, promised or raised the prospect of an unlawful advantage or benefit or otherwise engaged in unlawful business practices in connection with the Lovoo Business Operations, nor has any Lovoo Company or any such person been granted, promised, or given the prospect of such an unlawful advantage or benefit in connection with the Lovoo Business Operations.

9.15	Conduct of business

9.15.1
Since the beginning of the current fiscal year through the Closing Date, the Lovoo Business Operations have been and will be conducted exclusively in the ordinary course of business, in accordance with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns). In particular, to the Seller’s Knowledge, since the beginning of the current fiscal year through the Signing Date, none of the actions or events referred to in Clause 17.1.1 has occurred such that those actions or events have materially and detrimentally impacted or would reasonably be expected to materially and detrimentally impact the Lovoo Business Operations; provided that for purposes of this Clause 9.15.1, the monetary thresholds set forth in each of Clause 17.1.1(a) and 17.1.1(e) shall be USD 250,000 (two hundred fifty thousand).

9.15.2	Since January 1, 2017, no Material Adverse Change has occurred.

9.15.3	Since January 1, 2017, no Lovoo Company has distributed, either openly or in concealment, any profits nor resolved any open or hidden profit distributions.

DB1/ 93370130.5

9.16	No brokerage fees etc.

9.16.1
No officer, managing director, board member or member of senior management (leitender Angestellter) or employee of a Lovoo Company was granted, promised, or otherwise given the prospect of, a payment or other non-cash benefit in connection with the initiation, conclusion or performance of this Agreement (except under the Virtual Share Plans).

9.16.2
No Lovoo Company is obligated to pay any brokerage, finder's fees, advisor's fees, bonuses, extra compensation, or to make any severance payments to third parties (including any officers, managing directors, board members or employees of the Lovoo Companies) or to make other payments or provide non-cash benefits in connection with the initiation, conclusion and performance in this Agreement, except for the payments governed under this Agreement.

9.17	Taxes

9.17.1
All returns, statements, reports and forms of the Lovoo Companies in any jurisdiction with respect to Taxes (within the meaning of Clause 13.1) have been, or will be prior to or on the Closing Date, in accordance with all Legal Requirements, duly (in particular completely and correctly) prepared and duly and timely filed. All information or filings required to be supplied or to be made to any Tax Authority has been, or will be prior to or on the Closing Date, duly and timely supplied. All Taxes due and payable by any Lovoo Company on such returns or any other legal grounds prior to or on the Closing Date, have been or will be timely and fully paid. There are no tax-related investigations (suspending the expiration of the term for the tax assessment), audits, actions, proceedings, claims or assessments pending, proposed or threatened against or with respect to any of the Lovoo Companies. None of the Lovoo Companies has received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax Authority which would affect the tax situation of any of the Lovoo Companies in any period ending after the Closing Date.

9.17.2	No Lovoo Company

(a)	is part of a Tax group (Organschaft); or

(b)
has extraordinarily written down any asset for Tax purposes at or prior to the Closing Date which can be the reason for a taxable write-up (Wertaufholung) at date following December 31, 2016 and there are no circumstances which would give rise to a taxable write-up; or

(c)
is liable for any Tax obligations, which is the primary obligation of another entity, including pursuant to Section 75 of the German General Tax Act (Abgabenordnung) or comparable provisions (of whatever kind, including, without limitation, federal and local) in other jurisdictions, and no Lovoo Company is or may become liable for any such Tax.

DB1/ 93370130.5

9.17.3
No blocking, holding and maintenance periods (Halte- Behaltens- oder Sperrfristen) under German Tax Law (e.g. Section 6 para. 5 sentence 4 German Income Tax Act (Einkommenssteuergesetz) or any other applicable Tax law of whatever kind, including, without limitation, federal and local) exist at the level of the Company.

9.18	Related Party Agreements

9.18.1
Schedule 9.18.1 contains a list of all agreements, which exist or are concluded between the Seller or other current or former members of the Seller Group, on the one hand, and the Lovoo Companies, on the other hand (the Related Party Agreements). The Related Party Agreements have been concluded on arm’s length terms. No party to any Related Party Agreement has been or is currently in breach of the contractual duties owed by it.

9.18.2	No member of the Seller Group has any claims against a Lovoo Company.

9.19	No Subsidies
No Lovoo Company has received any governmental grants or subsidies.

9.20	Seller Guarantees given “as at the Signing Date”
With respect to each Seller Guarantee qualified by the word “as at the Signing Date” the Seller undertakes to use reasonable best efforts to make sure that such Seller Guarantee is also true at the Closing Date, and that it will be true at the Closing Date except to the extent that the relevant fact which is not true at the Closing Date is out of Seller’s control.

10.	Remedies for breach of Seller Guarantees

10.1	Restitution in kind; damages

10.1.1
In the event that a Seller Guarantee is breached, the Seller shall, at its expense, place the Purchaser, or at the Purchaser's choice, the relevant Lovoo Company, in such position as the Purchaser would have been in, if such breach had not occurred (restitution in kind – Naturalrestitution). If the breach results from the existence of a liability, then the Purchaser's right to request restitution in kind shall include the right to full indemnification from such liability.

10.1.2
To the extent that restitution in kind is impossible or insufficient, within the meaning of Section 251 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) or inefficient within the meaning of Section 251 para. 2 of the German Civil Code (Bürgerliches Gesetzbuch, BGB), the Seller shall pay, upon the Purchaser’s request, monetary damages (Schadenersatz in Geld) to the Purchaser or, at the election of the Purchaser, to the relevant Lovoo Company. If restitution in kind is fully impossible, then such monetary damages shall replace the remedy of restitution in kind. Otherwise, such damages shall be owed as a supplement to the restitution in kind.

DB1/ 93370130.5

10.1.3
If and to the extent that the Seller fails to provide the requested restitution in kind within twenty (20) Banking Days after the Purchaser informed it of the breach of a Seller Guarantee, the Purchaser, in its absolute discretion, in whole or in part and in lieu of its right to demand restitution in kind, shall have the right to request the payment of monetary damages to itself or, at the election of the Purchaser, to the relevant Lovoo Company in such amount as would be necessary to achieve the same effect as a restitution in kind.

10.1.4	The Purchaser's claims under this Clause 10 are collectively referred to as Guarantee Claims or individually as Guarantee Claim.

10.1.5
The Guarantee Claims shall not comprise compensation for (a) any internal administration and overhead costs at the level of the Purchaser or the Company; (b) any indirect damages (mittelbare Schäden) incurred by the Purchaser which are not reasonably foreseeable; (c) lost profits; (d) damages/losses to good will, (e) earnings or other multiples on the basis of which the Purchase Price or a component thereof has been calculated or agreed and (f) lost opportunities (entgangene Geschäftschancen). Any benefits actually received and realized by Purchaser in connection with or as result of a Guarantee Claim (including avoided losses, tax benefits and savings) shall be deducted for the purpose of computing the Losses (Vorteilsausgleich) in accordance with Section 252 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

10.2	Exclusion of statutory purchaser’s rights
The remedies for a breach of a Seller Guarantee provided for in this Agreement shall be the exclusive remedies available to the Purchaser and the Lovoo Companies if a Seller Guarantee is breached. This applies, above all (but not exclusively), to claims for breach of a pre-contractual duty pursuant to section 311 para. 2 and 3 of the German Civil Code (Bürgerliches Gesetzbuch - BGB) (culpa in contrahendo), claims based on a breach of duty in an obligation relationship (Verletzung einer Pflicht aus dem Schuldverhältnis), claims for reduction of the purchase price (Minderung), rights to rescission (Rücktritt), and liability in tort (Delikt), unless the claim in question is based on a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Seller.

10.3	Notification of Guarantee Claims

10.3.1
The Purchaser shall give the Seller written notice of the alleged breach of the Seller Guarantee with such notice stating the relevant facts constituting the alleged breach and, to the extent possible, the amount of expected damage resulting therefrom, within three (3) weeks after discovery of the relevant facts by the Purchaser constituting the alleged breach of the Seller Guarantee, provided, however, that any non-fulfilment of the aforementioned notice period shall not prejudice a Guarantee Claim except to the extent that such failure or delay harmed the Seller.

10.3.2
To the extent required by the Purchaser to assess any alleged breach of a Seller Guarantee and the resulting damage that occurs prior to the Scheduled Closing Date, the Seller shall provide, and shall cause the Company to provide, to the Purchaser and its

DB1/ 93370130.5

professional advisors access during normal business hours to the relevant books, records, assets, premises, management and employees.

10.4	De Minimis, Basket, Liability Cap

10.4.1	The Seller shall be liable for breach of a Seller Guarantee other than a Fundamental Guarantee only if and to the extent that:

(a)
the amount of the Guarantee Claims resulting from an individual breach exceeds an amount of USD 65,000.00 (in words: sixty-five thousand U.S. Dollars) (the De Minimis Amount) (provided that Guarantee Claims of the same or similar source and nature shall be aggregated); and

(b)
the aggregate amounts of all Guarantee Claims resulting from all individual breaches of a Seller Guarantee exceed an amount of USD 650,000 (in words: six-hundred fifty thousand U.S. Dollars) (the Basket); provided, however, that if such aggregate amount of Guarantee Claims exceeds the Basket the Purchaser shall be entitled to the full amount of the Guarantee Claims (including the first USD 1.00).

10.4.2
The aggregate liability of the Seller under Guarantee Claims (except for Fundamental Guarantees, as such term is defined below) shall be capped at an aggregate amount of USD 6,500,000 (the Liability Cap 1). The aggregate liability of the Seller under all Guarantee Claims (except for Guarantee Claims arising from the Seller Guarantees under Clause 9.2) and under the specific indemnification in accordance with Clause 12 and 13 shall be capped at an aggregate amount of USD 10,500,000 plus the amount of any Earn-out (the Liability Cap 2). For the avoidance of doubt, the Liability Cap 1 and the Liability Cap 2 shall both not apply to Guarantee Claims arising from the Seller Guarantees under Clause 9.2. Furthermore, the De Minimis Amount and the Basket shall not apply to Guarantee Claims arising from the Seller Guarantees under Clauses 9.2, 9.13 (but only to the extent a relevant Legal Dispute relates to a violation of criminal and/or regulatory laws), 9.14 and 9.17 (the Fundamental Guarantees) against the Seller and under the specific indemnification in accordance with Clause 12 and 13. All of the foregoing limitations of Seller’s liability shall not apply to any claims under this Agreement based on intentional infliction of harm, fraud or willful misconduct. For the avoidance of doubt, any liability of the Seller’s Guarantors under this Agreement shall remain unaffected by the foregoing limitations of liability.

10.4.3	All Guarantee Claims, except for those based on a breach of Fundamental Guarantees, shall be with recourse only against the Escrow Amount 1.

10.5	Further Limitations

10.5.1	The Seller shall not be liable for breach of a Seller Guarantee if and to the extent that:

(a)	the matter underlying the breach of a Seller Guarantee has been specifically taken into account in the calculation of the Purchase Price pursuant to Clause 5.1;

DB1/ 93370130.5

(b)
the matter underlying the breach of a Seller Guarantee has been taken into account in the Financial Statements as a specific write-off (Abschreibung), specific value adjustment (Wertberichtigung), specific liability (Verbindlichkeit) or specific provision (Rückstellung);

(c)
the amounts of such Guarantee Claims have been recovered by the Purchaser and/or the Company from a third party, including under an existing insurance policy (provided that nothing herein shall require the Purchaser to litigate or otherwise appeal any denial of third-party coverage with respect to such Guarantee Claim; provided further that the Purchaser shall, if requested in writing by the Seller and to the extent reasonably possible and without cost, liability or adverse effect to the Purchaser, assign to the Seller any third-party claims relating to the Guarantee Claim that the Purchaser elects not to pursue);

(d)
the Purchaser had actual knowledge (positive Kenntnis) (and, for the avoidance of doubt, negligent or grossly negligent absence of knowledge shall be irrelevant) of the relevant facts and circumstances underlying said Guarantee Claim; provided, however, that such exclusion of claims shall not apply if the Seller had actual knowledge (positive Kenntnis) (and, for the avoidance of doubt, negligent or grossly negligent absence of knowledge shall be irrelevant) that the facts and circumstances underlying such Guarantee Claim constituted a breach of a Guarantee;

(e)
the relevant facts and circumstances underlying said Guarantee Claim have been fairly disclosed (Fairly Disclosed) to the Purchaser in (i) this Agreement, (ii) the Company Disclosure Schedule, or (iii) in the documents contained in the Intralinks data room “Project Blossom” (the Data Room) as of August 31, 2017. The Data Room has been stored in its entirely on one (1) USB stick and handed over to the Purchaser’s counsel for verification, and the Purchaser’s counsel then handed over the verified copy to the acting notary for it to be held by him in custody until six (6) years after the Signing Date and then handed over to the Company. For the purpose of this Agreement, unless otherwise noted, the term Fairly Disclosed requires that on the Signing Date the disclosure enabled or would have reasonably enabled an objective third party having industry knowledge with support by professional advisors to make an informed assessment of the nature of the matter and its significance, with the Seller acknowledging that it has restricted the Purchaser’s access to certain contents of the Data Room by way of restrictions and/or limitations placed on accessing, viewing, printing, downloading and copying documents. Regardless of the Purchaser’s Knowledge, nothing shall be considered Fairly Disclosed to the extent that it contradicts or is otherwise inconsistent with any affirmative statement or omission contained in (x) Clause 9.2, or (y) any Seller Guarantees (other than in Clause 9.2) with respect to any Guarantee Claims exceeding, in the aggregate inclusive of all such Guarantee Claims, USD 1,000,000 (it being understood and agreed that the Sellers would not be liable for the first USD 1,000,000 of said Guarantee Claims even if additional Guarantee Claims of that

DB1/ 93370130.5

sort occurred). In addition to the foregoing limitations, (a) documents listed on Schedule 10.5.1(d) shall not be considered Fairly Disclosed regardless of being contained in the Data Room, (b) documents referenced in documents contained in the Data Room shall not be considered Fairly Disclosed unless said referenced documents are also contained in the Data Room, (c) documents contained in the Data Room but not listed on the Intralinks index shall not be considered Fairly Disclosed, (d) documents in the Data Room named, titled or labeled inaccurately or misleadingly shall not be considered Fairly Disclosed, (e) information contained by passing reference or in documents in which an objective third party would not expect to look for said information shall not be considered Fairly Disclosed, and (f) documents located in an area, folder or subfolder in the Data Room (based on the headings of such area, folder or subfolder in the Data Room) other than where an objective third party would reasonably expect it to be located shall not be considered Fairly Disclosed, it being understood, in each case with respect to each of the forgoing subsections (a) through (f), that the relevant matter underlying the Guarantee Claim which is not disclosed to a sufficient extent so as to allow the Purchaser an informed assessment of the matter in a document shall not be considered Fairly Disclosed;

(f)	the Guarantee Claims result from or are increased by the passing of, or any change in, any law statute, ordinance, rule or regulation after the Closing Date; or

(g)
the Guarantee Claims result from a failure of the Purchaser or, after the Closing Date, any Lovoo Company to mitigate damages pursuant to section 254 of the German Civil Code (Bürgerliches Gesetzbuch – BGB).

10.5.2	Section 377 of the German Commercial Code (Handelsgesetzbuch - HGB) and section 442 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) shall not apply.

10.5.3
No loss suffered by the Purchaser or the Company as a result of a breach of this Agreement shall be counted more than once (e.g. if a breach has resulted in losses of the Company and in losses of the Purchaser in the form of a corresponding reduction of the value of the Shares held by the Purchaser). The Purchaser shall not be entitled to recover from the Seller more than once in respect of the same damage suffered. In particular, without limitation, the foregoing shall apply where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement.

10.6	Third party claims giving rise to breach of Seller Guarantee

10.6.1
In case the Purchaser receives a written notice that a claim or demand has been asserted or threatened by a third party for which the Seller may be liable under this Agreement, the Purchaser shall notify the Seller of such claim or demand and of the related facts within Purchaser’s knowledge within a reasonable time (in no event to exceed 10 Banking Days) after receiving such written notice, provided, however, that the Purchaser’s failure or delay to provide such notice shall not affect the Seller’s indemnification obligations hereunder except to the extent that such failure or delay harmed the Seller. Subject to

DB1/ 93370130.5

Clause 10.6.4 below, Purchaser shall have the right to conduct and control, through counsel of its own choosing any third-party claim, action, or suit asserted against Purchaser or the Company (Third Party Claim) and shall keep the Seller informed of the status of the Third Party Claim. If there is a conflict or a reasonably likely potential conflict between the positions of the Purchaser and the Seller in conducting the defense of a Third Party Claim, Seller shall be entitled to participate in the defense of such Third Party Claim, but without prejudicing the right of the Purchaser to conduct and control the defense against the Third Party Claim subject to Clause 10.6.4 below.

10.6.2
The Purchaser shall grant, and cause the Company to grant, the Seller the opportunity to review and assess the matter and to receive copies of all relevant orders (Bescheide) of any governmental authority, subject to any privileged communications of the Purchaser, and, to (i) attend conferences, meetings, and proceedings relating to the Third Party Claim and (ii) offer comments on, participate in, and review any reports and all relevant audits or other measures.

10.6.3	The Purchaser shall ensure that the Seller is provided with all materials and any information reasonably relevant to the Third Party Claim.

10.6.4
Subject to the prior written confirmation by the Seller to the Purchaser to fully indemnify the Purchaser against the relevant Third Party Claim, the Seller is entitled to take over the defence against a Third Party Claim by written notice to the Purchaser at any time at its sole discretion, provided that said Third Party Claim (i) does not involve any alleged violation of criminal and/or regulatory laws, (ii) may be resolved by the payment of money without requiring the Company or the Purchaser to take any action or refrain from taking any action, and (iii) is for an amount of money less than the available relevant Escrow Amount, taking into account all other outstanding Third Party Claims. In that case, the Seller may in particular take any measures (or cause the Purchaser or the Company to take such measures) that in its opinion are necessary to dispute, defend, acknowledge or settle such Third Party Claim in the name and on behalf of the Purchaser or the Company. The Purchaser shall provide, and shall procure that the Company provides, the Seller, its professional advisors and accountants with all relevant information, documents and assistance. The Seller shall keep the Purchaser informed of the status of the defense to a reasonable extent, and shall comply with any reasonable requests by the Purchaser with respect to the necessary or useful defense measures for avoiding a material adverse effect on the business of the Purchaser or the Company. For the avoidance of doubt, the Seller may not settle or consensually resolve any Third Party Claim without the Purchaser’s written consent if said settlement or consensual resolution (i) does not fully release the Company and the Purchaser from all liability with respect to said Third Party Claim, (ii) requires the Company or the Purchaser to take any action or refrain from taking any action, or (iii) causes the Company or the Purchaser to admit liability or wrongdoing.

10.6.5
The Purchaser shall not, and shall procure that the Company does not, admit any liability or acknowledge, settle or dispose over any Third Party Claims without (i) prior consultation with the Seller and (ii) prior written consent of the Seller, which shall not

DB1/ 93370130.5

be unreasonably withheld or delayed. No settlement, adjustment, or compromise of any Third Party Claim shall be determinative for the existence of a Guarantee Claim or the amounts of damage relating to such Guarantee Claim. In the event that the Seller consents in writing to any settlement, adjustment, or compromise of any Third Party Claim, subject to the other limitations contained in this Agreement, the Seller shall have no further power or authority to object to the amount of any Guarantee Claim by the Purchaser for restitution of damages with respect to such settlement adjustment or compromise.

10.6.6
The costs and expenses incurred in relation to the defense against the Third Party Claim shall be borne as follows: All costs and expenses reasonably incurred by the Purchaser or the Company (other than internal costs such as labor or overhead costs) shall, to the extent the Third Party Claim constitutes a claim for which the Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Seller, subject to the Purchaser having complied with its obligations under this Clause 10.6. All costs and expenses reasonably incurred by the Seller (other than internal costs such as labor or overhead costs) shall, to the extent the Third Party Claim does not constitute a claim for which the Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Purchaser, provided, however, that in case the Seller has taken over the defence against a Third Party Claim pursuant to Clause 10.6.4, the Seller shall fully indemnify the Purchaser with respect to such Third Party Claim as of the point of time of the taking over of such defence. In respect of all other costs and expenses incurred by the Seller or the Purchaser, the Seller and the Purchaser shall each bear their own costs and expenses.

11.	Purchaser Guarantees

11.1	Form and scope of Purchaser Guarantees
The Purchaser hereby guarantees to the Seller, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch — BGB) and subject to the requirements and limitations provided in in this Agreement, that the statements made in Clause 11.2 to Clause 11.4 (collectively referred to as Purchaser Guarantees or individually a Purchaser Guarantee) are correct as of the Signing Date and on the Closing Date, unless another relevant point in time has been stipulated therein.

11.2	Organization; Standing and Power
The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register of the lower court (Amtsgericht) of Charlottenburg, Germany, under registration no. HRB 186988 B.

11.3	Authority
The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereunder. The execution

DB1/ 93370130.5

and delivery by the Purchaser of this Agreement and the performance of Purchaser’s obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

11.4	No Violations; Consents and Approvals
The execution and delivery of this Agreement do not, and the consummation of this Agreement will not, conflict with or result in any violation under (a) any provision of the articles of association of Purchaser, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Purchaser, other than, in the case of clause (b), any such violation that would not individually or in the aggregate, prevent Purchaser from consummating the Transactions. No consent by a governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of this Agreement.

12.	Specific Indemnity

12.1	Indemnity
The Seller shall comprehensively indemnify and hold harmless (Freistellung) the Purchaser and/or, at the Purchaser’s discretion, the Company from and against any and all losses, damages, liabilities, costs and expenses of any kind and basis (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened legal proceedings) resulting from, under or in connection with any (i) any criminal (Straf- (or equivalent)) or regulatory defense (Ordnungswidrigkeits- (or equivalent)) or action, suit, investigation or other legal proceedings (including proceedings pending before any court or other governmental authority) initiated by a governmental authority of competent jurisdiction against the Lovoo Companies, its founders, managing directors, consultants, freelancers, or any employee of the Lovoo Companies, or other individuals in connection with their involvement or employment at the Lovoo Companies, and/or (ii) any fine and/or other sanction for a violation of any Legal Requirement as part of such legal proceedings imposed or ordered against the Lovoo Companies, and/or (iii) any other actual claims, including without limitation private actions under civil law, (and the defense against such claims) or proceedings which are based on or relate to a violation of any Legal Requirement, including, without limitation, from and against any and all losses, damages, liabilities, costs and expenses of any kind and basis resulting from, under or in connection with any such fines or sanctions which are imposed or ordered by any governmental authority or damages which are awarded to any person against the Lovoo Companies; provided, however, that for the avoidance of doubt, the Seller shall not be required to indemnify the Purchaser or the Company with respect to actions taken by the Purchaser or the Company after the completion of the Closing.

DB1/ 93370130.5

12.2	Notification and Third Party Claims
Clauses 10.3, 10.5.3 and 10.6 shall apply mutatis mutandis to indemnity claims made by the Purchaser under Clause 12.1, unless and to the extent otherwise set forth therein.

13.	Tax indemnity

13.1	Definitions
For the purposes of this Agreement, Tax or Taxes shall mean any taxes within the meaning of section 3 of the German Tax Code (Abgabenordnung - AO) (Steuern und steuerliche Nebenleistungen) or under the laws of other jurisdictions (including, without limitation, income tax, wage withholding tax, corporate tax, stamp and withholding tax, value added tax, real estate transfer tax, customs duties, and other taxes) and all ancillary charges, duties and levies, interest and fines related to taxes or charges, duties and levies of any kind under public law including social security contributions imposed by any relevant governmental authority or other public body (including in the U.S.) (herein referred to as the Tax Authority) or owed due to Legal Requirements. For the purposes of this Agreement, Taxes shall further include any payments made as party liable for Taxes and payments to any other party pursuant to a tax sharing or indemnity arrangement, as well as any interest and any penalties, additions to tax or additional amounts under applicable law or imposed by a Tax Authority.
Within the meaning of this Agreement, Tax Return(s) are any and all returns, applications, preliminary filings which must be filed with or provided to the Tax Authorities in connection with Taxes.

13.2	Indemnification
The Seller shall indemnify and hold harmless the Purchaser and/or, at the Purchaser’s discretion, any of the Lovoo Companies from and against any Taxes unpaid which have been or will be imposed on any of the Lovoo Companies attributable to, based on an “as-if assessment”, the period up to and including or resulting from action taken on or prior to the Closing Date. Clause 10.5.3 shall apply mutatis mutandis to this Clause 13.2.
The Seller’s payment obligations pursuant to this Clause 13.2 shall become due five (5) Business Days prior to the date on which the respective Lovoo Company will have to pay the respective Taxes but not earlier than ten (10) Business Days after the Purchaser has notified the Seller of the respective claim under this Clause 13.2 and provided a copy of the underlying Tax assessment or a comparable document. If subsequently the Tax for which the payment has been made by the Seller is reduced again by way of Tax assessment or otherwise lowered the difference between the higher payment and the lower Tax liability shall be reimbursed by the Purchaser to the Seller, including all interest related thereto received by the respective Lovoo Company; Clause 13.4.2 shall apply mutatis mutandis.

DB1/ 93370130.5

13.3	Exclusion and limitation of Tax indemnification
The Purchaser shall not have a claim under Clause 13.2 and the Seller shall not be obliged to indemnify the Purchaser or any of the Lovoo Companies in respect of Taxes mentioned thereat, if and to the extent

13.3.1	the aggregate amount of such Taxes does not exceed the aggregate amount of Taxes taken into account as deduction amount for the Purchase Price; or

13.3.2
the Purchaser or any Lovoo Company holds a claim against any third party, in respect of such Taxes. In case the Purchaser or the Lovoo Companies, despite all economically reasonable efforts, are unable to enforce the claim against the third party within reasonable time, a claim can be brought against the Seller under Clause 13.2 provided the Purchaser or the relevant Lovoo Company assigns all claims it might have against a third party in such respect to the Seller; or

13.3.3
such Taxes result from any change in the accounting and taxation principles or practices (unless required by law or by its application by the Tax Authorities) of any Lovoo Company introduced after the Closing Date with retroactive effect to any assessment periods (Veranlagungszeiträume) or portions thereof up to and including the Closing Date; or

13.3.4
such Taxes result from actions, transactions or measures performed or implemented on or after the Closing Date or relating to periods starting on or after the Closing Date with retroactive effect to any assessment periods (Veranlagungszeiträume) up to the Closing Date; or

13.3.5
such Taxes do correspond to or can be offset against Tax reductions (Steuerminderungen), Tax refunds or other Tax savings or Tax related advantages and arising within a period of five (5) years after the Closing Date, in each case relating to circumstances which result in claims for Tax indemnification under Clause 13.2, including but not limited to refunds of withholding Taxes or the reduction of payment obligations vis-à-vis third parties, reciprocal effects (Umkehreffekte) resulting e.g. from the lengthening of depreciation periods, higher depreciation allowances or the reduction or non-recognition of provisions or from the transfer of Tax relevant items into another Tax assessment period or the transfer of Tax items from one Group Company to another Group Company, in each case occurring at or after the Closing Date (together Tax Saving). Such Tax Saving shall reduce the claims for any Tax indemnification under Clause 13.2, whereby any future Tax Saving shall be discounted at a rate of five (5)% p.a. over the anticipated period of time during which the Tax Benefit is expected to materialize; Clause 10.5.3 shall apply mutatis mutandis to this Clause 13.3.5 to the benefit of the Purchaser with respect to Clause 13.4.1; or

13.3.6
the Purchaser has not fully complied with its obligations under Clauses 13.5 through 13.7 (Mitwirkungsrechte), except if and to the extent that the Purchaser demonstrates that such non-compliance has not materially impaired the chances to achieve a reduction of any Tax assessment or Tax claim by the Tax Authorities (including because a remedy

DB1/ 93370130.5

against a Tax assessment is still available in connection with the non-compliance in which relevant facts or arguments can still validly be introduced to a Tax proceeding before an authority or court).

13.4	Tax Refunds

13.4.1
After Closing, the Purchaser undertakes to compensate the Seller for any Tax refunds and comparable amounts (including without being limited to repayments, refunds, offset or other reduction of Taxes) obtained by any Lovoo Company relating to periods ending on or before the Closing Date, in each case, together with any interest thereon which has actually been refunded by the Tax Authorities under applicable Tax laws. Clause 10.5.3 shall apply mutatis mutandis to this Clause 13.4.1 to the benefit of the Purchaser with respect to Clause 13.3.5.

13.4.2
The Purchaser is obligated to notify the Seller of any Tax refunds in the meaning of Clause 13.4.1 without undue delay. Any amounts payable to the Seller under Clause 13.4.1 shall become due and payable five (5) Business Days following the date of receipt of such Tax refund by the Company.

13.5	Tax Returns

13.5.1
The Seller shall have the right to review and comment on any tax returns to be filed by the Company for assessment periods which end prior to or on the Closing Date, except for such tax returns which already have been filed with the competent Tax Authority (the Relevant Tax Return). The Relevant Tax Returns have to be prepared in compliance with the applicable Tax laws and on a basis consistent with those prepared for prior tax assessment periods, unless applicable Tax laws require the deviation. The Purchaser shall (i) provide or procure that the Lovoo Companies provide the Seller with the respective draft Relevant Tax Returns for review and approval (which may not be unreasonably withheld) and (ii) grant access or procure that the Lovoo Companies grant access to the books and records to the extent relating to the Relevant Tax returns to Seller and the counsel of the Seller’s choice in due course, each (i) and (ii) not later than twenty (20) Business Days prior to the due date of the Relevant Tax Return. The consent of the Seller pursuant to this Clause 13.5.1 shall be deemed to be granted if the Seller fails to deliver written notice of its consent or instructions within ten (10) Business Days after the date of the receipt of the respective drafts of the Relevant Tax Returns unless the Seller has not been granted access to the books and records or not received copies of relevant documents upon its request and at its cost in due course. In the event that the Tax Returns are filed without reflecting the comments of the Seller, claims of the Purchaser under Clause 13.2 shall be excluded only if and to the extent the Seller can prove that additional Taxes or other disadvantages result therefrom. This does not apply to the extent the Purchaser can prove that a filing or an amendment differing from the Seller’s comments or instructions under this Clause 13.5.1 is required by mandatory law.

13.5.2	Unless required by mandatory law or by order of the competent Tax Authority, the Purchaser shall procure that the Lovoo Companies do not amend or alter tax returns

DB1/ 93370130.5

relating to assessment periods ending on or prior to the Closing Date without prior written consent of the Seller. Sentences 2 and 3 of Clause 13.5.1 shall apply mutatis mutandis to this Clause 13.5.2.

13.6	Tax Assessments and Tax Audits

13.6.1
The Purchaser shall procure that the Seller is informed without undue delay, at the latest however within five (5) Business Days after receipt, of all Tax assessments (Steuerbescheide) including, for the avoidance of doubt, self-assessments (Steueranmeldungen und –voranmeldungen) and announcements of Tax audits (Betriebsprüfungen) or subsequent administrative or judicial procedures which may give rise to a claim of the Purchaser under Clause 13.2.

13.6.2
The Parties shall use all reasonable efforts in order to ensure that Tax audits or similar proceedings relating to tax assessment periods (Veranlagungszeiträume) up to the Closing Date can be completed as soon as possible and that Tax audits are initiated as soon as possible.

13.6.3
The Purchaser shall procure that the Seller is provided with all relevant documents and other information available to the Purchaser and/or the Company which are required to enable the Seller to evaluate the Tax assessments or Tax audits and the potential liability of the Seller under this Clause 13 in connection therewith.

13.6.4
If and to the extent that tax audits of the Company relate to Taxes for which the Seller may be liable under Clause 13.2, the Seller shall at his request be given the opportunity to instruct – to the extent legally permissible and taking into account the reasonable and legitimate business interests of the respective Lovoo Company– at his own expense, counsels, accountants or auditors in relation to such tax audits and to participate in meetings with Tax Authorities in relation to such tax audits.

13.6.5	The Purchaser shall procure with regard to Tax audits that,

(a)	the Tax auditor shall address questions and statements in writing (unless otherwise agreed upon by the Purchaser and the Seller in advance and in writing); and

(b)	such questions and statements are forwarded to the Seller without undue delay and that the Seller shall have the opportunity to comment on these questions and statements; and

(c)	the Seller – at the Seller’s own expense – is given the opportunity to participate in any meetings with the Tax auditor.

13.7	Defense

13.7.1
The Purchaser shall take, and shall procure that the Lovoo Companies take, at the Seller’s expense, such action as the Seller reasonably requests by written notice to the Purchaser to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which

DB1/ 93370130.5

Seller may be liable under Clause 13.2. . The Purchaser shall, and shall procure that the Lovoo Companies do, (i) keep the Seller informed of the status of the defense, and (ii) comply with any reasonable requests and instructions of the Seller.

13.7.2
With respect to Taxes which may give raise to a claim of the Purchaser under Clause 13.2 no concession shall be made by the Purchaser or the Lovoo Companies, and no claim for Taxes shall be acknowledged or settled, without prior written consent of the Seller, which shall not be unreasonably withheld or delayed. The consent of the Seller pursuant to this Clause 13.7.2 shall be deemed to be granted, if the Seller fails to deliver written notice of his consent within fifteen (15) Business Days after the Purchaser and/or the respective Lovoo Company has informed the Seller of such planned acknowledgment or settlement in writing.

14.	Further Limitations on Seller's liability

14.1	Sole Recourse
The Escrow Fund shall be the exclusive source of recourse for all claims of the Purchaser against the Seller under this Agreement,

(a)
except that any claims for breaches of Fundamental Guarantees under Clause 9.2, intentional breaches of this Agreement, and claims under Clauses 12 and 13 may be first taken from the Earn-out (to the extent the Earn-out Hurdle has been achieved and the Earn-out has not been yet paid), and

(b)
except for claims of the Purchaser resulting from (i) a breach of Fundamental Guarantees set forth in Clause 9.2 or (ii) intentional breaches of this Agreement, or (iii) any claims of the Purchaser against the Seller Guarantors pursuant to Clause 15.1.

14.2	Time limits

14.2.1	The Purchaser's claims under Clauses 9 through 13 and Clause 17 shall be time-barred two (2) years from the Effective Date. Notwithstanding the foregoing sentence,

(a)	the Purchaser's Guarantee Claims under the Fundamental Guarantees shall be time-barred five (5) years after the Closing Date;

(b)	the Purchaser’s claims under Clause 12 (Specific Indemnity) shall be time-barred five (5) years after the Closing Date;

(c)	the Purchaser's claims under Clause 13 (Tax Indemnity) shall be time-barred six (6) months after the date of the final, non-appealable assessment concerning such Tax has expired.

14.2.2
Claims of Seller under Clause 13 shall become time-barred in accordance with Clause 14.2.1(c), but in any case not earlier than six months after the Seller has been notified by Purchaser about their claim in substance and volume.

DB1/ 93370130.5

14.2.3
The limitation (Verjährung) of claims under this Agreement shall be suspended (gehemmt) in accordance with section 203 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) as soon as the Purchaser notifies the Seller in writing that it intends to bring a claim against the Seller. A suspension of the limitation period based on other statutory provisions shall continue to apply.

14.3	Seller payments
Payments by the Seller to the Purchaser pursuant to Clauses 10 through 13 to the Purchaser shall constitute a reduction of the Purchase Price or, where a payment is made directly to a Lovoo Company, a capital contribution (Einlage) of the Purchaser to the respective recipient.

15.	Seller Guarantors Contingent Liability (Ausfallhaftung)

15.1	Guarantee
Each of the Seller Guarantors hereby guarantees to the Purchaser by way of an independent promise of guaranty pursuant to section 311 para. 1 of the German Civil Code the fulfillment of claims of the Purchaser which are based on (i) a breach of Fundamental Guarantees set forth in Clause 9.2 or (ii) intentional breaches of this Agreement by the relevant Seller Guarantor, provided, however, that if a Seller Guarantor had actual knowledge (positive Kenntnis) of an intentional breach of this Agreement by another Seller Guarantor, the respective Seller Guarantor shall be deemed to have intentionally breached this Agreement by himself.

15.2	Limitation of Guarantee

15.2.1
The Purchaser shall only be entitled to make claims against the Seller Guarantors under Clause 15.1, if the Escrow Fund is (i) fully exhausted, i.e. reduced to USD 0 (zero), pursuant to Clause 5.5.4, or (ii) fully released to the Seller on the Escrow Release Date 1 / the Escrow Release Date 2 (as applicable).

15.2.2
The obligations of each Seller Guarantor under the guarantee pursuant to Clause 15.1 shall be capped at the amount of the pro-rata participation of each Seller Guarantor in the Purchase Price. The pro-rata participation of each Seller Guarantor in the Purchase Price is set forth in Schedule 15.2.2.

15.2.3	The obligation of the Seller Guarantors under Clause 15.1 shall be several and not jointly (teilschuldnerisch).

15.3	Certain Undertakings of the Seller Guarantors
Each of the Seller Guarantors shall be bound directly by the undertakings set forth in Clauses 17.3 sentence 2 and Clauses 18.1 through 18.3 as provided for in this Agreement.

DB1/ 93370130.5

16.	Purchaser Guarantee

16.1.1
The Purchaser Guarantor hereby guarantees to the Seller by way of an independent promise of guaranty pursuant to section 311 para. 1 of the German Civil Code the fulfillment of any claims of the Seller under this Agreement.

16.1.2
The Parties hereby agree and confirm that the Purchaser Guarantor shall be entitled to pursue and enforce any claims and rights of the Purchaser under and/or in connection with this Agreement in its own name and on its own behalf.

17.	Further obligations of the Seller

17.1	Conduct until Closing

17.1.1
The Seller undertakes to ensure that the Lovoo Companies will conduct their business operations solely in the ordinary course of business and in accordance with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) (and, in particular, ensure that from the Signing Date until and including the Closing Date the Lovoo Companies will maintain all their data and electronic records). Above all, no Lovoo Company shall

(a)
subject to Clause 17.1.1(b) below — incur a liability (including any conditional, deferred or deferrable liabilities) which in the individual case exceeds the amount of USD 100,000 (one hundred thousand), with the exception of current liabilities arising from the purchase of goods and services in the ordinary course of business and in substantially the same business manner as before;

(b)	take out loans or credits or other financing liabilities or assume a liability for third parties' debts;

(c)
pledge, assign, create a security interest in, or otherwise encumber, any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet), except in the ordinary course of business and in substantially the same business manner as before;

(d)
sell, lease, transfer, or purchase any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet), or undertake to do any of the foregoing, except for the sale or purchase of inventories which is done in the ordinary course of business and in substantially the same business manner as before;

(e)	waive or otherwise settle any liabilities exceeding USD 100,000 (one hundred thousand);

(f)
make, with respect to any officer, managing director, board member, employee, advisor, sales representative or distributor, any changes regarding salaries or other (also performance-based) remuneration or other contractual terms or pay any bonuses or other extraordinary compensation or make any severance

DB1/ 93370130.5

payments or otherwise commit (even conditionally) to make such payments or grant a loan to any such persons;

(g)
increase or reduce its share capital or issue or transfer shares or agree to take such actions or grant or sell any subscription rights, options or other rights to receive shares or otherwise agree to take such actions;

(h)	take any action (Handlungen) which would constitute Leakage or enter into any agreement with a member of the Seller Group.

(i)	form, purchase or sell a company, partnership or enterprise or an open or silent interest ((stille Beteiligung) in a company or partnership or enter into an obligation to do any of the foregoing;

(j)	start a new business line or open branch offices, abandon any existing lines of business or close any business establishments (Betriebsstätten);

(k)
sell a business which is under its operation or any divisions thereof or undertake any reorganization or restructuring pursuant to the German Transformation Act (Umwandlungsgesetz), conclude any affiliation agreements as defined in sec. 291 et seq. of the AktG or adopt shareholder resolutions that amend the articles of association;

(l)
take any action (Handlungen), or fail to take any action due (Unterlassungen) that would lead to an increase in Cash, unless it is done in the ordinary course of business and in substantially the same manner as before; in particular, each Lovoo Company shall collect any outstanding debt or sell receivables or enter into any such agreements solely in a manner that is consistent with its prior business practices in terms of time and scope;

(m)	build up and maintain its inventories in a manner or to an extent inconsistent with its prior business practices;

(n)	modify its research and development, manufacturing, purchasing, sales, marketing or pension policies;

(o)
amend or change (i) its terms of service or (ii) any data privacy policies, procedures or practices or (iii) make, revoke or modify any registrations with any regulators, governmental authorities (including any data protection authority) and/or agencies relating to the Lovoo Business Operations;

(p)	enter into any company-wide collective bargaining agreement (Haustarifvertrag);

(q)	engage in any real property transactions, specifically the purchase, encumbrance or sale of real properties or rights equivalent to real properties;

DB1/ 93370130.5

(r)	amend or change its practices, policies or procedures relating to its products or services;

(s)	cancel, terminate or materially amend or modify or materially violate any Material Agreement.

17.1.2
From the Signing Date until and including the Closing Date, the Seller is under an obligation not to act in a manner which (i) impairs, jeopardizes or hinders the Closing, or (ii) results in a breach of a Seller Guarantee, or (iii) causes a Material Adverse Change.

17.1.3
From the Signing Date until and including the Closing Date, the Seller is under an obligation to inform the Purchaser in writing without undue delay after learning of any facts or circumstances which could impair, jeopardize or hinder the Closing or could constitute a breach of a Seller Guarantee or could lead to Material Adverse Change. To the extent legally possible, the Seller must direct the Lovoo Companies to notify the Purchaser themselves in accordance with sentence 1 of this Clause 17.1.3.

17.1.4	Following the Signing Date, the Seller shall use reasonable best efforts to procure an expeditious dissolution of the Subsidiary prior to Closing.

17.1.5
The Seller undertakes to ensure that until the Closing Date the Lovoo Companies will have terminated all current engagements with their financial and legal advisors and that the financial and legal advisors of the Lovoo Companies will have provided the Lovoo Companies with any invoices relating to their services provided for the Lovoo Companies until and including the Closing Date.

17.2	Contracts between the Seller Group and the Lovoo Companies
The Seller shall take the action necessary to ensure that with the exception of the contracts listed in Schedule 17.2 all contracts, which have been concluded between the Seller or other members of the Seller Group, on the one hand, and the Lovoo Companies, on the other hand, are terminated with effect as of the Closing Date without producing any costs or obligations for or disruption for the business of the Lovoo Companies. From and after the Signing Date, the Seller will use its best efforts to have the contracts listed in Schedule 17.2 assigned to the Company on terms acceptable to the Purchaser and the Seller will pay all costs, fees, rents and other expenses related to such assignment and from and after the Closing Date the Seller will reimburse the Company for any service fees (including without limitation the 10% rent charge) related to the sublease; if the Seller fails to make any such payments on a timely and current basis, then the Purchaser may have such amounts (including without limitation any late fees or other penalties) released upon written notice from the Escrow Amount 2.

17.3	Company name and trademarks
The Purchaser, the Lovoo Companies and their respective legal successors are entitled, but not obligated vis-à-vis the Seller, to continue using indefinitely the trade names, trademarks, logos and business designations of the Lovoo Companies, including all the derivations thereof (collectively referred as the Lovoo Marks). Starting on the Closing

DB1/ 93370130.5

Date, the Seller and the Seller Guarantors shall not, in any way, use or distribute into the stream of commerce the Lovoo Marks or any other designations or company names that could be confused with the Lovoo Marks.

17.4	Transition
The Seller shall take the action necessary to ensure that the Lovoo Companies and the Lovoo Business Operations duly pass to the Purchaser upon the Closing of this Agreement, and that namely all information be made available which the Purchaser and the organizational bodies of the Lovoo Companies require to seamlessly continue the Lovoo Business Operations.

17.5	Insurance coverage
The Seller shall ensure that the Lovoo Companies and their business operations remain insured until the Closing Date in substantially the same manner as they are insured on the Signing Date and that all premiums due under such insurance policies are duly and timely paid. Furthermore, the Seller shall ensure that – to the extent legally possible under the relevant insurance contract and not already covered by the relevant insurance contract – until the Closing Date the Lovoo Companies buy any customary “tail policies” available under their existing insurance policies with customary tail periods.

17.6	Conduct of the Seller following Closing

17.6.1
The Seller agrees not to adopt any shareholders' resolutions of the Company after the assignment of the Shares pursuant to Clause 7.5.1(g) becomes effective, unless such resolutions were requested by the Purchaser in writing.

17.6.2
The Seller hereby irrevocably authorizes the Purchaser to adopt the following shareholders' resolutions of the Company after the assignment of the Shares under Clause 7.5.1(g) becomes effective and before the Purchaser is deemed to be the holder of the Shares in relation to the Company pursuant to section 16 para. 1 sentence 1 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) (as the case may be, in addition to the shareholders' resolutions adopted by the Purchaser pursuant to section 16 para., 1 sentence 2 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG)):

(a)	dismissal of all or some of the managing directors of the Company as well as any change in their power of representation;

(b)	appointment of new managing directors of the Company;

(c)
amendments to the articles of association including any change to the registered company name, registered office, fiscal year, rules on representation and management as well as the shareholders' meeting, contributions to capital reserve accounts, but not any resolutions related to increasing the registered share capital;

DB1/ 93370130.5

(d)	conclusion of any domination or profit transfer agreements as well as other affiliation agreements;

(e)
any and all other shareholders' resolutions, provided that the Purchaser gives the Seller security to cover any possible claims which the Seller may have as a shareholder based on those shareholders' resolutions.

17.6.3
The Seller shall be obligated to surrender to the Purchaser without undue delay any payments (e.g. distributions of profits) received from the Company based on its status as shareholder after the assignment of the Lovoo Shares pursuant to Clause 7.5.1(g) becomes effective.

17.7	Damages
The Seller agrees to compensate the Purchaser or, at its election, the Lovoo Companies for any damages in accordance with sections 249 through 252 of the German Civil Code (Bürgerliches Gesetzbuch – BGB), which the Purchaser or the Lovoo Companies incur from or in connection with a breach of the obligations under this Clause 17.

18.	Non-competition; Non-solicitation

18.1	Non-competition

18.1.1	The Seller and each of the Seller Guarantors agree that for a period of two (2) years from the Closing Date and in the Restricted Territory,

(a)	they shall not engage in any activity which would compete either directly or indirectly with the Lovoo Business Operations as they exist on the Signing Date or on the Closing Date; and

(b)
they shall not form, acquire or invest either directly or indirectly in any manner in any company or other enterprise which competes either directly or indirectly with the Lovoo Business Operations as they exist on the Signing Date or on the Closing Date.

The non-compete covenant shall not extend to the purchase of up to five (5) per cent of shares in any publicly listed companies, provided that it is impossible for the Seller or the Seller Guarantors to exert any influence on the management bodies of such companies.

18.1.2
If an obligation under Clause 18.1.1 is breached, then the Purchaser may demand in writing upon setting a reasonable grace period that the Seller or the relevant Seller Guarantor(s) cease and desist from committing such breach. After the grace period set forth in sentence 1 above has expired, the Seller or the relevant Seller Guarantor(s) shall pay a contractual penalty (Vertragsstrafe) in the amount of USD 50,000 to the Purchaser (or, at the Purchaser's option, the Lovoo Companies) for each subsequent incident involving a breach. In the event of a continuing breach, the contractual penalty is to be paid again for each month commenced in which the breach persists. A formal notice of

DB1/ 93370130.5

default (Abmahnung), as set forth in sentence 1, shall not be necessary, if the Seller or the relevant Seller Guarantor(s) seriously and definitively refuse to stop breaching conduct.

18.1.3
If an obligation under Clause 18.1.1 is breached, then the Purchaser may also demand that the Seller or the relevant Seller Guarantor(s) place it (or, at the election of the Purchaser, a Lovoo Company designated by the Purchaser) in such position as it would have been in had the activity that breached Clause 18.1.1 been carried out for its account. In particular, any benefit or advantage which the Seller or the relevant Seller Guarantor(s) or another member of the Seller Group concerned may gain from the prohibited activity must be passed on to the Purchaser (or the Lovoo Company concerned). The right to recover more extensive damages which the Purchaser, a Lovoo Company or other members of the Purchaser's group of companies sustains as a result of the breaching conduct, is reserved.

18.2	Non-solicitation
The Seller and each of the Seller Guarantors agree that for a period of two (2) years from the Closing Date, they shall not solicit or entice away from the Purchaser or any Lovoo Company any persons who have worked as an officer, managing director, board member or member of senior management (leitender Angestellter) for the Lovoo Companies at any time during the two (2) years prior to the Closing Date. Neither the Seller nor any Seller Guarantor shall offer, directly or indirectly, to or execute with such persons any employment, service or consultancy agreements. In the event that the foregoing duties are breached, Clauses 18.1.2 and 18.1.3 shall apply mutatis mutandis. For purposes of clarification, the foregoing shall neither restrict the Seller nor the Seller Guarantors from (a) hiring, soliciting or otherwise working with any such officer, director or employee who (i) responds to any general solicitation of employment (as described in sub-section (b) below), (ii) has been terminated by the Company prior to commencement of employment discussions between the Seller or the relevant Seller Guarantor, as the case may be, and such officer, director or employee, (iii) contacts the Seller or a Seller Guarantor solely on his or her own initiative and without direct or indirect solicitation by the Seller or the relevant Seller Guarantor, as the case may be; or (b) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted at the Company’s employees) through the use of media advertisements, professional search firms or otherwise.

18.3	Confidentiality with respect to the Lovoo Business
The Seller and the Seller Guarantors shall treat any and all information concerning the Lovoo Companies and the Lovoo Business Operations as strictly confidential, shall effectively protect such information from access by third parties and shall not use such confidential information for their own purposes or for the purposes of any third party.

DB1/ 93370130.5

19.	Confidentiality and press releases

19.1	Confidentiality with respect to this Agreement and the Parties
The Parties mutually agree to treat as strictly confidential, and to prevent the disclosure to any third parties of, the contents of this Agreement, the circumstances concerning its negotiation, its execution and its consummation as well as any and all information which they have obtained and which relates to the other Party or that Party's Affiliates (with the exception of the Lovoo Group in relation to which only Clause 18.3 shall apply). The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules or advisable to disclose under such rules pursuant to legal counsel or which are otherwise requested by governmental authorities to be disclosed.

19.2	Passing on of information
The Seller may disclose any information that is protected under Clauses 19.1 to other members of the Seller Group and to third parties, if and to the extent that such disclosure is required in order to perform this Agreement and the transactions stipulated herein. The Purchaser may disclose any information that is protected under Clause 19.1 to its Affiliates and to third parties, if and to the extent that such disclosure is necessary to perform this agreement and the transactions stipulated herein or otherwise required to protect the Purchaser's fair interest (berechtigte Interessen). Before disclosing any information, the Parties shall obtain from the recipients of the information a written undertaking by which such recipients commit to confidentiality according to Clause 19.1.

19.3	Press releases
Prior to issuing any press release or making any similar voluntary announcement with respect to this Agreement, its formation or its performance, the Seller and the Purchaser shall agree on the form and content of such press release or similar announcement. Prior to the Closing Date, if a public announcement is required by law or under the applicable capital markets rules, then the Purchaser shall be free to make the announcement under this Agreement; in this case, only the minimum information required will be published, unless Seller and Purchaser agree otherwise. Neither the Seller nor any member of the Seller Group shall issue any press release, grant any media interview, or issue any public statement regarding the Company, the Purchaser, or the transactions contemplated by this Agreement without the prior written consent of the Purchaser.

DB1/ 93370130.5

20.	Costs

20.1	Advisor costs
Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of this agreement, including any professional fees, charges and expenses of its respective advisors.

20.2	Other costs; fees
The costs of the notarization of this Agreement and the fees charged by the competent antitrust authorities shall be borne by the Purchaser.

21.	Assignability

21.1	No assignment or transfer without consent
No rights and obligations under this Agreement may be assigned or transferred to third parties, either in whole or in part, without the prior written consent of the other Party.

21.2	Assignment by the Purchaser
The Purchaser is entitled, however, to assign the rights under this agreement to the financing banks for purposes of financing the transaction stipulated in this Agreement. In the event of such an assignment, the Purchaser shall ensure the performance of the assignee's duties under this Agreement.

21.3	Enforcement of claims after transfer of shares in Lovoo Companies to third parties
If a Lovoo Company or a legal successor of a Lovoo Company incurs damage and its shares have been transferred by the Purchaser or another Lovoo Company to a third party, and if the Purchaser would have had a claim against the Seller under this Agreement based on such damage in the event that it or the selling Lovoo Company were still the owner of the sold shares, then the Purchaser shall be entitled in its own name to enforce against the Seller a claim for the damages suffered by the third party or by the sold Lovoo Company or its legal successor. The Seller shall be obligated to make all the necessary filings in any judicial proceedings in order to allow the Purchaser to enforce the damages pursuant to sentence 1 hereof.

22.	Notices

22.1	Form of Notices
All legally binding statements and other notices in connection with this Agreement (collectively the Notices) shall be made in English and in writing unless a formal notarization or another specific form is required by mandatory law. The written form requirement shall be satisfied through transmission by email of a pdf-copy of a Notice which is signed on behalf of the relevant Party or an exchange of letters (but not through any other form of telecommunication transmission). For the avoidance of doubt, all

DB1/ 93370130.5

communication under or in connection with this Agreement, whether or not in the form of Notices, shall be in English.

22.2	Notices to the Seller
Any Notices to be delivered to the Seller hereunder shall be addressed as set forth on Schedule 22.2.

22.3	Notices to the Purchaser and the Purchaser Guarantor
Any Notices to be delivered to the Purchaser and/or the Purchaser Guarantor hereunder shall be addressed set forth on Schedule 22.3.

22.4	Notices to the Seller Guarantors

22.4.1	Any Notices to be delivered to any of the Seller Guarantors hereunder shall be addressed the relevant Seller Guarantor as is set forth in Schedule 22.4.1.

22.4.2	In case a Notice is to be delivered to all Seller Guarantors, then a Notice to BAK Venture GmbH as the representative of all Seller Guarantors shall be sufficient.

22.5	Change of address
The Parties shall without undue delay give written Notice to the other Party of any changes in the addresses set forth in Clauses 22.2 through 22.4 above. In the absence of such communication, the addresses stated above shall remain in place.

22.6	Notices to advisors

22.6.1
The receipt of Notices or any copies thereof in connection with this Agreement by the Parties’ advisors shall not constitute the receipt, or serve as a substitute for the receipt of, such Notice by the Parties themselves.

22.6.2
Whether or not the advisor to a Party or the acting notary received the Notice for its/his/her information is irrelevant for purposes of determining the receipt of the Notice by that Party, even if the Agreement specifically provides that Notice should be given to the respective advisor or executing notary for information purposes.

23.	Miscellaneous

23.1	Governing law
This Agreement shall be governed by the laws of the Federal Republic of Germany without reference to the choice of law principles thereof.

23.1	Arbitration proceedings
All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The number of arbitrators is three.

DB1/ 93370130.5

The place of arbitration is Frankfurt am Main. The language of the arbitral proceedings is English.

23.2	Amendments to this Agreement
Any amendment of, supplement to or termination (Aufhebung) of, this Agreement, including any modification of this clause, shall be valid only if made in writing, unless more stringent form requirements (e.g. notarization) must be satisfied under applicable law. A consent of the Seller Guarantors to any amendment of or supplement to this Agreement shall only be required, if the legal position of the Seller Guarantors under this Agreement is adversely affected.

23.3	Severability
Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such, valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. It is the express intention of the Parties to maintain the validity of the remaining provisions in any event and to exclude the applicability of section 139 BGB. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

23.4	No Third Party Beneficiaries
Except as expressly stipulated in this Agreement, this Agreement shall not grant any right or remedy to any Persons who are not a Party to this Agreement.

24.	Definitions and Rules of Interpretation

24.1	Definitions
In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings given to them in Exhibit B. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

24.2	Rules of Interpretation

24.2.1	The headings and sub-headings of the clauses, sub-clauses, Exhibits and Schedules in this Agreement are for convenience and reference purposes only.

24.2.2
The considerations set forth in the preamble as well as any Exhibits or Schedules to this Agreement shall form an integral part thereof and references to this Agreement shall include the considerations and any schedules.

DB1/ 93370130.5

24.2.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular number only shall include the plural and vice versa, unless explicitly specified otherwise.

24.2.4	The words include includes and including when used in this Agreement will be treated in each case as followed by the words without limitation.

24.2.5
This Agreement is drafted in the English language. In this Agreement German terms and legal concepts are expressed in English terms and not in their original German terms. Where indicated in italics, German original terms of these English terms have been given. Such terms and expressions of law and of legal concepts as used in this Agreement have the meaning attributed to them under the laws of Germany and this Agreement should be read and interpreted accordingly.

DB1/ 93370130.5

Exhibit A: Seller Guarantors

1)	Mr. Benjamin Bak, a private individual, born on 2 March 1987, resident in Dresden, Germany

2)	Mr. Björn Bak, a private individual, born on 10 January 1983, resident in Dresden, Germany

3)	Mr. Alexander Friede, a private individual, born on 27 April 1978, resident in Dresden, Germany

4)	Mr. David Wolter, a private individual, born on 6 January 1983, resident in Dresden, Germany

5)	Mr. André Kröhnert, a private individual, born on 19 April 1984, resident in Dresden, Germany

6)	Mr. Florian Braunschweig, a private individual, born 16 May 1984, resident in Dresden, Germany

7)	Mr. Tobias Börner, a private individual, born on 26 August 1986, resident in Dresden, Germany

8)
BAK Venture GmbH, a German limited liability company, having its office address at Prager Str. 10, 01069 Dresden, Germany, registered with the commercial register at the local court of Dresden under the registration number HRB 32544

9)
Björn Bak Holding GmbH, a German limited liability company, having its office address at An der Kreuzkirche 6, 01067 Dresden, Germany, registered with the commercial register at the local court of Dresden under the registration number HRB 31400

10)
David Wolter Holding GmbH, a German limited liability company, having its office address at Prager Str. 10, 01069 Dresden, Germany, registered with the commercial register at the local court of Dresden under the registration number HRB 32985

11)
Innoshare GmbH, a German limited liability company, having its office address at Prager Str. 10, 01069 Dresden, Germany registered with the commercial register at the local court of Dresden under the registration number HRB 33398

DB1/ 93370130.5

Exhibit B: Definitions
Affiliate means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
Agreement means this share purchase agreement.
Apple App Store means Apple Inc.’s “App Store” which is a digital distribution platform, developed and maintained by Apple Inc. for mobile applications.
Banking Day means a day on which banks are open for business in Frankfurt am Main, Germany and Philadelphia, Pennsylvania, United States (with the exception of Saturdays and Sundays).
Basket shall have the meaning given in Clause 10.3.1.
Bonus Commitments shall have the meaning given in Clause 4.1.4.
Bonus Commitments Amount shall have the meaning given in Clause 4.1.4.
Cash means, in relation to the Lovoo Companies, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interests accrued thereon. For the avoidance of doubt, any cash injected into the Company at Closing (i) pursuant to Clause 3.2 for the settlement of the Intercompany Debt and (ii) pursuant to Clause 3.3 for the settlement of the Shareholder Debt shall not constitute Cash as defined herein and thus not be added to the Enterprise Value for the calculation of the Purchase Price pursuant to Clause 5.1(c).
Change of Control Rights means any termination rights, claw back rights, contract adjustment rights, consent rights or other contractual rights of the relevant contractual partner triggered by the conclusion and/or performance of this Agreement.
Clause means a clause in this Agreement.
Closing has the meaning given in Clause 7.1.1.
Closing Conditions has the meaning given in Clause 7.2.1.
Closing Date has the meaning given in Clause 7.1.1.
Closing Obstacle has the meaning given in Clause 7.3.1.
Closing Price has the meaning given in Clause 7.5.1(j).
Closing Statement has the meaning given in Clause 8.2.1.
Closing Statement Notice has the meaning given in Clause 8.2.2.

DB1/ 93370130.5

Company has the meaning given in Clause 1.1.1.
Company’s Account has the meaning given in Clause 5.4.4.
Company Loan Agreements has the meaning given in Clause 3.3.
Consolidated Financial Statements has the meaning given in Clause 9.3.1.
De Minimis Amount shall have the meaning given in Clause 10.3.1.
Earn-out has the meaning given in Clause 6.1.
Earn-out Due Date has the meaning given in Clause 6.4.1.
Earn-out Hurdle has the meaning given in Schedule 6.1.
EEA means the European Economic Area.
Effective Date has the meaning given in Clause 2.2.
Effective Date Accounts has the meaning given in Clause 8.1.1.
Employee Incentive Arrangements has the meaning given in Clause 9.10.8(a).
Enterprise Value has the meaning given to it in Clause 5.1.
Escrow Agent means JPMorgan Chase Bank, N.A., a national banking association located in the United States.
Escrow Agreement means an Escrow Agreement in the form set forth on Exhibit E hereto, among the Purchaser, the Seller and the Escrow Agent.
Escrow Amount means (a) the Escrow Amount 1 plus (b) the Escrow Amount 2 (c) any other amounts contributed from time to time.
Escrow Amount 1 means $6,500,000.00 (in words: US Dollar six million five hundred thousand).
Escrow Amount 2 means $4,000,000.00 (in words: US Dollar four million).
Escrow Disbursement Amount is defined in Section 10.5.
Escrow Fund means the escrow fund established pursuant to the Escrow Agreement and as further described herein.
Escrow Release Date 1 means 11:59 pm New York time on the date that is the two year anniversary of the Closing Date.
Escrow Release Date 2 means 11:59 pm New York time on the date that is the three year anniversary of the Closing Date.
Estimated Purchase Price has the meaning given to it in Clause 5.2.

DB1/ 93370130.5

EU means the European Union.
EU Standard Contractual Clauses mean any of the standard contractual clauses for data transfers out of the EU (also known as model contacts for the transfer of personal data to third countries), as approved by the EU Commission and posted on its website at http://ec.europa.eu/justice/data-protection/international-transfers/transfer/index_en.htm.
EU-US Privacy Shield Framework means the EU-U.S. PRIVACY SHIELD FRAMEWORK PRINCIPLES ISSUED BY THE U.S. DEPARTMENT OF COMMERCE that the European Commission deemed adequate to enable data transfers under EU law on July 12, 2016 (as posted on the website https://www.privacyshield.gov/EU-US-Framework).
EUR shall mean Euros.
Exhibit means an exhibit to this Agreement.
External Debt Collateral has the meaning given in Clause 3.1.2.
External Loan Agreement has the meaning given in Clause 3.1.1.
Federal Data Protection Act means the German Federal Act on Data Protection (Bundesdatenschutzgesetz - BDSG) (Act of 14 January 2003, as amended from time time).
Federal and State Data Protection Acts means jointly the Federal Data Protection Act and any German state data protection laws as amended from time to time.
Financial Debt means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated under this Agreement) in each case, consisting of: (i) indebtedness for borrowed money (including, inter alia, the Loan Repayment Amount) or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligation in respect of interest under any existing interest rate swap or hedge agreement, (iv) any other obligation upon which interest charges are customarily paid, (v) all obligations under conditional sale or other title retention agreements relating to property acquired, (vi) all (long-term and short term) capital lease obligations, (vii) letters of credit and letters of guaranty, (viii) obligations under any bankers’ acceptances, (ix) any obligations of the Lovoo Companies under Employee Incentive Arrangements triggered by the transactions contemplated in this Agreement, the Bonus Commitments or any other transaction bonus or (cash or non-cash benefit) becoming payable or due in connection with the transactions contemplated in this Agreement, (x) any transaction costs incurred by any Lovoo Company in connection with this Agreement, (xi) any obligations of the Lovoo Companies owed towards a member of the Seller Group (including any transaction bonuses, but except for salary payments in the ordinary course of business), (xii) any brokerage, finder's fees, advisor's fees, (xiii) any payment obligations or disadvantages triggered by Change of Control

DB1/ 93370130.5

Rights, and (xiv) guarantees by the Company (or its Subsidiary) of indebtedness of others of the type described in clauses (i) through (xiii).
Financial Statements has the meaning given in Clause 9.3.1.
Financial Statements 2015 has the meaning given in Clause 9.3.1.
Financial Statements 2016 has the meaning given in Clause 9.3.1.
Fundamental Guarantees has the meaning given in Clause 10.4.2.
German Act on Employee Inventions means the German (Gesetz über Arbeitnehmererfindungen) of July 31, 2009 (BGBl. I S. 2521) as amended from time to time.
Google Play Store means the “Google Play” store which is a digital distribution platform, developed and maintained by Google for mobile applications
Guarantee Claims has the meaning given in Clause 10.1.4.
IFRS means International Financial Reporting Standards.
Independent Accountant has the meaning given in Clause 8.3.1.
Intellectual Property means algorithms, application programming interfaces, mobile applications apparatus, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable) and improvements, trade secrets, designs, algorithms, research and development, logos, marks and other source or business identifiers (including brand names, corporate names, product names, logos, domain names, slogans, and social media pages, accounts and handles) and all the goodwill associated with the foregoing, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, , web sites, blogs, online communication accounts and names (including Facebook and Twitter accounts), works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), including all registrations, applications, renewals and extensions of any of the foregoing.
Intellectual Property Rights means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark rights and similar rights; (c) trade secret rights and similar rights; (d) patent and industrial property rights and similar rights; (e) other rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, reversions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
Intercompany Debt has the meaning given in Clause 3.2.

DB1/ 93370130.5

Intercompany Loan Agreement has the meaning given in Clause 3.2,
Interim Accounts has the meaning given in Clause 9.3.5.
Key Employee has the meaning given in Clause 9.10.2.
Know-how shall mean all information (including information comprised in or derived from formulae, designs, specifications, lists, technical descriptions and drawings), irrespective of whether and in what manner it has been memorialized, which relates to the business operation of a company (including procurement, research and development, production, information technology, quality management, marketing, logistics, sales and distribution and customer relations) and which is generally not known to the public.
Knowledge shall mean the actual knowledge (positive Kenntnis) of the Relevant Individuals of relevant facts and circumstances as well as the grossly negligent absence of knowledge (grob fahrlässige Unkenntnis) of the Relevant Individuals of relevant facts and circumstances; provided, however, with respect to any Guaranty or other statement qualified by Knowledge that may call for a legal conclusion, then each Relevant Individual shall be deemed to have consulted with legal counsel with respect thereto and lack of legal counsel shall not constitute a defense. Relevant Individuals are the individuals listed in Exhibit D for each of the Seller and the Purchaser, respectively.
Leakage shall mean any value transfer, whether in cash or in kind, from the Company to or for the benefit of any member of the Seller Group. Leakage includes, in particular, the amount of (i) any dividend, or distribution declared, paid or made by a Lovoo Company, (ii) any payments made or agreed to be made by any Lovoo Company in respect of any share capital or other securities of any Lovoo Company being issued, redeemed, purchased or repaid, or any other return of capital, (iii) any advisory, management transaction, service or other charges or fees paid or reimbursed by a Lovoo Company, (iv) the waiver by any Lovoo Company of any amount owed to that Lovoo Company, (v) any assumption of or fulfilment by any Lovoo Company of liabilities, (vi) any encumbrance created over assets of a Lovoo Company; (vii) any sale of assets or transaction by a Lovoo Company or (viii) any agreement, commitment or promise to any of the transactions referred to in (i) through (vii) above, in each case to or for the benefit of any member of the Seller Group.
Lease Agreements has the meaning given in Clause 9.4.2.
Legal Disputes has the meaning given in Clause 9.13.
Legal Requirements means all statutes, ordinances, articles of association, administrative regulations, judgments, settlements, resolutions, policies, decisions, permits or other (individual regulatory) decisions or other rules issued by a supranational, international, national, regional or local body, establishment, government authority or any court, tribunal or other sovereign entity or an arbitration tribunal (collectively referred to as Legal Requirements) or (ii) contracts or other contractual obligations (collectively referred to as Legally Binding Transactions.
Legally Binding Transactions means all contracts or other contractual obligations.

DB1/ 93370130.5

Liability Cap 1 has the meaning given in Clause 10.4.2.
Liability Cap 2 has the meaning given in Clause 10.4.2.
Loan Repayment Amount has the meaning given in Clause 3.1.3.
Lovoo Apps has the meaning given in Clause 9.7.4.
Lovoo Business Operations has the meaning given in Preamble (B).
Lovoo Companies or Lovoo Group has the meaning given in Clause 1.2.2.
Lovoo Group Shares has the meaning given in Clause 9.2.1.
Lovoo Information Technology has the meaning given in Clause 9.7.1.
Lovoo Intellectual Property Rights has the meaning given in Clause 9.6.2.
Lovoo IT Contracts has the meaning given in Clause 9.7.2.
Lovoo Know-how has the meaning given in Clause 9.6.5.
Lovoo Marks has the meaning given in Clause 17.3.
Lovoo Websites has the meaning given in Clause 9.7.4.
Material Adverse Change has the meaning given in Clause 7.3.1(a).
Material Agreements has the meaning given in Clause 9.9.1.
Notice has the meaning given in Clause 22.1.
Own Intellectual Property Rights has the meaning given in Clause 9.6.1.
Party has the meaning given in the Preamble.
Paying Agency Agreement means a Paying Agency Agreement in the form set forth on Exhibit F hereto, among the Purchaser Guarantor and JPMorgan Chase Bank, NA as paying agent.
Related Party Agreements has the meaning given in Clause 9.18.1.
Pension Scheme has the meaning given in Clause 9.10.7.
Person means any individual or legal entity (including corporation, a partnership, a limited liability company).
Personal Data shall have the meaning of section 3 para. 1 of the Federal Data Protection Act.
Preamble means the preamble of this Agreement.

DB1/ 93370130.5

Privacy Policy shall mean each external or internal, past or present privacy policy or data protection of the Seller, including any policy relating to (a) the privacy of users of any Lovoo App and/or Lovoo Website; and (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.
Publicly Available Software has the meaning given in Clause 9.7.6.
Purchase Price has the meaning given in Clause 5.1.
Purchase Price Adjustment has the meaning given in Clause 5.3.1.
Purchaser has the meaning given in Preamble (2).
Purchaser’s Account has the meaning given in Clause 5.4.3.
Purchaser Guarantees shall have the meaning given in Clause 11.1.
Purchaser Guarantor shall have the meaning given in Preamble (4).
Recital means a recital of this Agreement.
Release Agreement has the meaning given in Clause 3.1.4.
Relevant Individual(s) has the meaning given in Clause 9.19.
Relevant Tax Return shall have the meaning given in Clause 13.5.1.
Restricted Territory means any country where the Lovoo Companies have registered users of the Lovoo Apps as of the Closing Date as well as any other country in which the Lovoo Companies had registered users of the Lovoo Apps in the period of one year prior to the Closing Date.
Schedule means a schedule to this Agreement.
Scheduled Closing Date has the meaning given in Clause 7.1.1.
Seller has the meaning given in Preamble (1).
Seller Group means the Seller and its Affiliates from time to time (excluding the Lovoo Companies), the Seller Guarantors any related (natural or legal) person within the meaning of section 138 of the German Insolvency Act (Insolvenzordnung) of the Seller, its Affiliates and the Seller Guarantors.
Seller Guarantees has the meaning given in Clause 9.1.
Seller Guarantors are the individuals and legal entities set forth in Exhibit A who are each a Party to this Agreement.
Seller’s Account has the meaning given in Clause 5.4.1.

DB1/ 93370130.5

Seller's Knowledge has the meaning given in Clause 9.19.
Shares have the meaning given in Clause 1.1.2.
Shareholder Debt has the meaning given in Clause 3.3.
Signing Date has the meaning given in Clause 9.1.
Subsidiary has the meaning given in Clause 1.2.1.
Subsidiary Shares has the meaning given in Clause 1.2.1.
Surviving Provisions has the meaning given in Clause 7.4.5.
Tax(es) has the meaning given in Clause 13.1.
Tax Authority has the meaning given in Clause 13.1.
Tax Return(s) has the meaning given in Clause 13.1.
Tax Saving has the meaning given in Clause 13.3.5.
Telecommunications Act means the German Act on Telecommunication (Telekommunikationsgesetz - TKG) (Act of June 22, 2004, as amended from time time).
Telemedia Act means the German Act on Telemedia (Telemediengesetz - TMG) (Act of February 26, 2007, as amended from time time).
USD shall mean U.S Dollars.
User Data shall mean any Personal Data collected by or on behalf of the Seller from users of the Lovoo Apps or Lovoo Websites for operations and maintenance of the Seller’s business.
User means any user of the Lovoo Apps or Lovoo Websites who is not acting in the course of his/her work for Seller or for the Lovoo Apps or Lovoo Websites.
Virtual Share Amount has the meaning given in Clause 4.1.4.
Virtual Share Plan 1 has the meaning given in Clause 4.1.2.
Virtual Share Plan 1 Amount has the meaning given in Clause 4.1.2.
Virtual Share Plan 2 has the meaning given in Clause 4.1.3.
Virtual Share Plan 2 Amount has the meaning given in Clause 4.1.3
Working Capital means the aggregate amount of inventories plus trade receivables less trade payables.

DB1/ 93370130.5

Exhibit C: Lovoo Business Operations

The Company provides an online dating platform for young people specifically designed as an application for smartphones. The platform enables strangers to find and introduce themselves to new personal connections nearby, with the goal of developing romantic relationships.

DB1/ 93370130.5

Exhibit D: Knowledge

Seller Knowledge

Mr. Benjamin Bak
Mr. Björn Bak
Mr. Alexander Friede
Mr. David Wolter
Mr. André Kröhnert
Mr. Florian Braunschweig
Mr. Tobias Börner

Purchaser Knowledge

Mr. Frederic Beckley
Mr. James Bugden
Mr. David Clark
Mr. Geoffrey Cook
Ms. Alexis Peskin

DB1/ 93370130.5